UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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COMMUNITY BANK SHARES OF INDIANA, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 7, 2015

Dear Fellow Shareholders:

I am pleased to invite you to attend the Annual Meeting of Shareholders of Community Bank Shares of Indiana, Inc., which will be held at the Company’s Main Office, which is located at 101 West Spring Street, New Albany, Indiana, on Tuesday, May 19, 2015 at 9:00 a.m., Eastern Daylight Time.

This year, we are pleased to be using the Securities and Exchange Commission rules that permit us to furnish our proxy materials to you over the Internet.  All of our shareholders may view our proxy materials at www.proxyvote.com.  If you hold your shares in a stock brokerage account, by a bank, broker, trustee, or other nominee, then your bank, broker, trustee, or other nominee will separately contact you and give you instructions on how to vote.  If you are a shareholder of record, you should have received in the mail our Notice of Availability of Proxy Materials (“Meeting Notice”) along with a proxy card (“Proxy Card”).  Please retain these notices and the Proxy Card, because these documents contain information and the access control number that you must have in order to vote by Internet or telephone.

At the meeting, we will ask our shareholders to ratify the selection of Crowe Horwath LLP as our independent registered public accounting firm, approve an amendment to the Company’s Amended and Restated Articles of Incorporation, to elect our four director nominees, to provide nonbinding advisory approval of our executive compensation programs (“Say-On-Pay”), and to approve the Company’s Stock Award Plan.

It is important that your shares be represented at the Annual Meeting regardless of the number of shares you own or whether you are able to attend the meeting in person.  We urge you to vote by Internet, telephone, or by marking, signing, dating, and mailing your proxy card today, even if you plan to attend the Annual Meeting.  This will ensure that your vote is counted if you are unable to attend.  (Please refer to the “Voting Information” section on page 4 on how to cast your vote.)

Coffee and pastries will be served from 8:30 a.m. until 9:00 a.m., for those who would like something before the meeting begins.

We feel that the Annual Meeting is an important opportunity to communicate with our shareholders and we look forward to seeing you.  Your continued support of and interest in Community Bank Shares of Indiana, Inc. is greatly appreciated.

Sincerely,

James D. Rickard
President and Chief Executive Officer

Notice of Annual Shareholders’ Meeting to be held on May 19, 2015

April 7, 2015

Date:	Tuesday, May 19, 2015

Time:	9:00 a.m., Eastern Daylight Time

Place:	Community Bank Shares of Indiana, Inc. Fourth Floor, Main Office 101 West Spring Street New Albany, Indiana

Purpose:

•                  To ratify the appointment of the independent registered public accounting firm,

•                  To approve an amendment to our Amended and Restated Articles of Incorporation,

•                  To elect four directors,

•                  To approve (on a non-binding advisory basis) our executive compensation,

•                  To approve the Company’s Stock Award Plan, and

•                  To transact such other business as may properly come before the meeting.

Record Date:	Close of business on March 13, 2015

Proxy Voting:	Your vote is very important. Regardless of whether you plan to attend the meeting in person, please vote online, by telephone, or sign, date and mail your proxy card.

If you plan to attend the meeting, please note that registration will begin at 8:30 a.m.  Each shareholder may be asked to present valid picture identification, such as a driver’s license or passport.  Cameras, recording devices and other electronic devices will not be permitted at the meeting.

By order of the Board of Directors,

Matthew A. Muller
Corporate Secretary

Important Notice Regarding the Availability of Proxy Materials For

The Shareholder Meeting To Be Held On May 19, 2015

This proxy statement, the proxy card, our Annual Report to Shareholders and our Annual Report on Form 10-K for fiscal year 2014 are available at www.proxyvote.com.

Community Bank Shares of Indiana, Inc.

101 West Spring Street

New Albany, Indiana 47150

(812) 944-2224

Proxy Statement

The Board of Directors of Community Bank Shares of Indiana, Inc. is soliciting your proxy to vote your shares at our 2015 Annual Meeting because you owned shares of our common stock at the close of business on March 13, 2015.  We have made these materials available to you on the Internet, and in some cases, have delivered printed proxy materials to you.  This proxy statement summarizes the information that you need to know in order to cast your vote at the Annual Meeting.  You do not need to attend the Annual Meeting in person to vote your shares.

This proxy statement, along with a proxy card, is being made available to shareholders beginning April 7, 2015.

As used in this proxy statement, the terms the “Company,” “we,” “us,” and “our” refer to Community Bank Shares of Indiana, Inc., an Indiana corporation.

In accordance with the rules of the SEC, we may furnish proxy materials, including this proxy statement and our 2014 Annual Report to shareholders by providing access to these documents on the Internet instead of mailing printed copies.  Most shareholders will not receive printed copies of the proxy materials unless requested.  Instead, you will receive a Meeting Notice which will instruct you as to how you may access and review the proxy materials on the Internet.  The Notice will also furnish information that you will need in order to submit your vote via the Internet or by telephone, and a Proxy Card will be included with the Meeting Notice.  If you would like to receive a paper or email copy of our proxy materials, you should follow the instructions for requesting the materials in the Meeting Notice.

Agenda and Voting Recommendations

Proposal	Description	Board Vote Recommendation	Page
1	Approval of amendment to our Amended and Restated Articles of Incorporation for a name change	FOR	2
2	Ratification of appointment of Crowe Horwath LLP as the company’s independent registered public accounting firm	FOR	4
3	Election of four directors	FOR each nominee	11
4	Approval (on a non-binding advisory basis) of our executive compensation	FOR	31
5	Approval of the Company’s 2015 Stock Award Plan	FOR	33

Proposal 1:  Amendment to our Amended and Restated Articles of Incorporation for a Name Change

As we continue to grow and expand our footprint throughout Southern Indiana and Central Kentucky, as reflected in our most recent acquisition of First Financial Service Corporation and its subsidiary First Federal Savings Bank of Elizabethtown we think a new name will better reflect our growing geographic presence.  In order for us to better align our name with our bank subsidiary, we propose changing our name from Community Bank Shares of Indiana, Inc. to Your Community Bankshares, Inc.

On February 17, 2015, our Board approved, subject to obtaining the requisite shareholder approval, the following amendment to the Company’s Amended and Restated Articles of Incorporation:

Text of Amendments

ARTICLE I of the Amended and Restated Articles of Incorporation of the Corporation will be amended to change the name of the Corporation from Community Bank Shares of Indiana, Inc. to Your Community Bankshares, Inc.  Accordingly, ARTICLE I of the Amended and Restated Articles of Incorporation is restated in its entirety as follows:

ARTICLE I

NAME

Name.  The name of the corporation is Your Community Bankshares, Inc. (the “Corporation”).

If our shareholders approve the above amendment to our Amended and Restated Articles of Incorporation at our Annual Meeting, then we will file with the Indiana Secretary of State an amendment to our Amended and Restated Articles of Incorporation incorporating the above name change.  The amendment to our Amended and Restated Articles of Incorporation will become effective immediately upon the filing with the Secretary of State.  Our Board of Directors may modify the form of the amendment from the format above to the extent permitted by Indiana law in order to conform to any specific filing requirements of the Secretary of State.

The Board of Directors recommends that you vote FOR the approval of the amendment to the Amended and Restated Articles of Incorporation of the Corporation

Audit Committee Report

The Audit Committee of the Board of Directors has furnished the following report:

The role and responsibilities of the Audit Committee are set forth in a written Charter adopted by the Board of Directors.  A copy of our Audit Committee Charter is available through the Investor Relations section (Corporate Information section) of our website at the following address:  www.yourcommunitybank.com.  The Audit Committee will review and reassess the Charter annually and recommend any changes to the Board for approval.

Management is responsible for the preparation of the Company’s financial statements.  The independent registered public accounting firm is responsible for the audit of the consolidated financial statements.  The Audit Committee is responsible for overseeing the Company’s overall financial reporting process. In fulfilling its responsibilities for the financial statements for fiscal year 2014, the Audit Committee:

•                  Reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2014 with management and Crowe Horwath LLP, the Company’s independent registered public accounting firm at the time of the audit;

•                  Periodically reviewed with Crowe Horwath LLP their assessment of the progress being made by the Company and by Crowe Horwath LLP in achieving the internal controls certification and attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002;

•                  Discussed with Crowe Horwath LLP the matters required to be discussed by the PCAOB’s Auditing Standard16  relating to conduct, scope and results of the audit; and

•                  Received written disclosures and a letter from Crowe Horwath LLP regarding its independence (as required by the Public Accounting Oversight Board Rule 3520).

The Audit Committee discussed with Crowe Horwath LLP such firm’s independence. The Audit Committee also discussed with management and the independent auditors the quality and adequacy of the Company’s internal controls and the internal audit team’s organization, responsibilities, budget and staffing. The Audit Committee discussed with the independent auditors their audit plans, audit scope and identification of audit risks.

In reliance on these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

Gerald T. Koetter Chairman	George M. Ballard	R. Wayne Estopinal	James E. Geisler

Independent Registered Public Accounting Firm

Pre-approval Policies and Procedures

The Audit Committee is responsible for appointing, setting compensation for and overseeing the work performed by our independent registered public accounting firm.  The Audit Committee has adopted policies regarding the use of independent registered public accounting firms for permissible non-audit services.  A copy of these policies is available through the Investor Relations section (Corporate Information section) of our website at the following address: www.yourcommunitybank.com.

In accordance with that policy, the committee annually preapproves a list of specific services and categories of service, including audit, audit-related tax and non-audit services described below, for the upcoming and current fiscal year, subject to specific cost levels.  Preapproval may be granted by action of the full Audit Committee or by the Audit Committee Chairman under delegated authority.  Since the May 2003 effective date of the SEC rules stating that an auditor is not independent of an audit client if the services provided to the client are not appropriately approved, each service provided by our independent auditors has been approved in advance by the Audit Committee or the Audit Committee Chairman.  None of those services required use of the de minimis exception to preapproval contained in the SEC’s rules.

Fees and Related Disclosures for Accounting Services

The aggregate fees we incurred for professional services rendered by Crowe Horwath LLP were as follows:

	2014	2013
Audit Fees(1)	$265,050	$141,000
Audit -Related Fees(2)	6,780	53,500
Tax Fees(3)	46,300	31,150
All Other Fees(4)	—	—

(1)         Audit Fees were incurred for professional services rendered by Crowe Horwath LLP for the audit of the Company’s annual consolidated financial statements, including review of the interim consolidated financial statements included in the quarterly reports for 2014 and 2013.  Additional Audit Fees were incurred in 2014 for services provided due to the acquisition of First Financial Service Corporation, including review of Registration Statement S-4.

(2)         Audit-Related Fees were incurred for professional services rendered for various accounting matters provided by Crowe Horwath LLP.

(3)         Tax Fees were incurred for professional services rendered for tax related services by Crowe Horwath LLP.  Services were related to tax return preparation, assistance with taxing authority examinations, various tax consultations, and tax credit opportunities.

(4)         All Other Fees are the aggregate fees incurred for services rendered by Crowe Horwath LLP to us, other than the services described above.

All services provided by Crowe Horwath LLP in 2014 and 2013 were approved by the Audit Committee.  All fees were approved in accordance with the preapproval policy.  The Audit Committee has determined that the provision of the services described above is compatible with maintaining the independence of the external auditors.

Proposal 2:  Ratification of Appointment of Independent Registered Public Accounting Firm

On the recommendation of the Audit Committee, our Board of Directors engaged Crowe Horwath LLP (“Crowe”) as its independent registered public accounting firm for the fiscal year ending December 31, 2015 and further directed that the selection of Crowe be submitted for ratification by the shareholders at the Annual Meeting.  The Board of Directors and the Audit Committee of the Board of Directors will reconsider that appointment if it is not ratified by the shareholders.  The appointment will be deemed ratified if votes cast in its favor at the Annual Meeting exceed votes cast against it.  Abstentions will not be counted as votes cast either for or against the appointment.

We have been advised by Crowe that neither it nor any of its associates has any relationship with us or our subsidiaries other than the usual relationship that exists between independent certified public accountants and clients.  Crowe will have one or more representatives at the Annual Meeting who will have an opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions.

The Board of Directors recommends that you vote FOR the ratification of the appointment of Crowe Horwath LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015

Corporate Governance and Board Matters

Corporate Governance Guidelines; Code of Ethics

Ethical business conduct is a shared value of our Board of Directors, management and employees. Our Code of Ethics applies to our Board as well as to all employees and officers, including our principal executive officer and our principal financial and accounting officer.

Our Code of Ethics covers all areas of professional conduct, including, but not limited to, conflicts of interest, disclosure obligations, insider trading and confidential information, as well as compliance with all laws, rules and regulations applicable to our business. We encourage all employees, officers and directors to promptly report any violations of the Code of Ethics to the appropriate persons identified in such Code of Ethics. A copy of the Code of Ethics is available through the Investor Relations section (Corporate Information section) of our website at the following address: www.yourcommunitybank.com.  A copy is available in print upon request.

Board Structure and Committees; Attendance

Currently, there are 9 members of our Board of Directors:

	Gary L. Libs	Steven R. Stemler	R. Wayne Estopinal	George M. Ballard	Gerald T. Koetter	James D. Rickard	Kerry M. Stemler	James E. Geisler	Phillip J. Keller(1)	2014 Meetings
Board	C	VC	*	*	*	*	*	*	*	13
Executive	C	*	*			*	*			12
Audit			*	*	C			*		5
Compensation	*		C				*	*		3
Governance	*	C		*			*			2

	C — Chair			VC - Vice Chair

(1)Mr. Keller was appointed to the Board January 1, 2015 as part of the Merger Agreement with First Financial Service Corporation, which we acquired on the same date.  Committee memberships are typically reconsidered at our May meeting and Mr. Keller will most likely be added to one or more committees at that time if reelected to our Board.

Community Bank Shares of Indiana, Inc. Board of Directors held a total of 13 meetings during the year ended December 31, 2014.  All of the directors attended at least 75% of all the meetings of our Board of Directors and the committees on which they served during the year ended December 31, 2014, with the exception of Mr. Estopinal, who attended 70%.  While not a policy, it is our practice that Directors attend the Annual Meeting of Shareholders.  All of our directors attended our 2014 Annual Meeting with the exception of Mr. Estopinal.

Committees of the Board of Directors

Our Board of Directors has four primary standing committees:  the Executive Committee, the Audit Committee, the Compensation Committee, and the Corporate Governance/ Nominations Committee, all established to assist in its duties of the Board of Directors.  The primary responsibilities of each of the committees are set forth below.  The committee charters can be found on our website at www.yourcommunitybank.com under the investor relations section (Corporate Information: Governance Documents section).  The role of each committee is described below.

Executive Committee.  Exercises powers of the Board of Directors between meetings of the full Board.

Audit Committee; Audit Committee Financial Expert.  Serves as audit committee for us and for our subsidiaries, Your Community Bank and The Scott County State Bank, monitors the integrity of our financial reporting processes and the quality of our systems of internal controls regarding finance, accounting and legal compliance, selects our independent auditor and determines such auditor’s compensation, monitors the independence and performance of the independent auditor, management and the internal audit department, pre-approves, if appropriate, all related party transactions, monitors our compliance with legal and regulatory requirements, and oversees the establishment and investigation of complaints regarding accounting, internal accounting controls or audit matters.  Our Board of Directors has determined, as defined by the SEC, that James E. Geisler satisfies the qualifications of “financial expert,” and has been designated as the Audit Committee financial expert

Compensation Committee.  Determines compensation of our executive officers, administers our cash-based and equity-based incentive compensation plans, and oversees our assessment of whether our compensation practices are reasonably likely to expose the Company to material risks.

Corporate Governance and Nominations Committee.  Recommends individuals to stand for election or re-election as directors, considers recommendations by our shareholders of potential nominees for election as directors, and makes recommendations to our Board concerning Board organization and operation, committee structure, and governance policies.

Board and Committee Independence

All Company directors, apart from Mr. Rickard, are “independent directors” as defined by the rules of NASDAQ. Our Board of Directors has determined that each of the following directors is independent under the rules of NASDAQ after considering the Company payments described below which were made during 2014, none of which exceeded $120,000 with respect to any one director and companies owned by him.

Name	Business
Kerry M. Stemler	Payments made to a construction firm of which Mr. Stemler is the sole owner.
Steven R. Stemler	Payments made to a plumbing and irrigation service company of which Mr. Stemler is the sole owner.
Gary L. Libs	Payments made to a paving firm of which Mr. Libs is the sole owner.

Compensation Committee Independence.  Our Board of Directors has determined that each of the members of the Compensation Committee is independent as defined by the rules of NASDAQ and has determined.  In making this determination, the Board affirmatively considered all factors relevant to each member’s relationship with the Company and his ability to be independent from Company management while performing his duties as a compensation committee member.  Some of the factors considered included: (1) the source and amount of all compensation and fees received by such directors from the Company, including fees for service as a member of the Board of Directors or committees thereof, and (2) whether the directors are affiliated with the Company or any of its subsidiaries or affiliates.

Audit Committee Independence.  Our Board of Directors has determined that each of the members of the Audit Committee is independent as defined by the rules of NASDAQ and Rule 10A-3(b)(1) under the Securities Exchange Act of 1934.

Executive Sessions of the Board

Non-management Directors meet in executive sessions without management. “Non-management” directors are all the directors who meet the director independence standard as determined under NASDAQ rules. Executive sessions are held at least twice annually in conjunction with regularly scheduled Board meetings. Other sessions may be called at the request of the Board.

Board Leadership Structure and Role in Risk Oversight

As noted earlier in this proxy statement, our Board is comprised of eight independent directors and one employee director.  The roles of Chairman of the Board and Chief Executive Officer are held by different individuals.  We are committed to a strong, independent Board and believe that objective oversight of the performance of our management is a critical aspect of effective governance.  We believe that separating these two positions allows our Chief Executive Officer to focus on our day-to-day business, while allowing the Chairman of the Board to lead the Board in its fundamental role of providing guidance to and oversight of management.

Our Chairman of the Board is an independent director and has the following duties:

•                  Chair and preside at Board meetings;

•                  Coordinate with our CEO in establishing the agendas and topic items for Board meetings;

•                  Advise on the quality, quantity, and timeliness of the flow of information from management to the Board;

•                  Act as principal liaison between management and the Board on sensitive issues;

•                  Retain independent advisors on behalf of the Board as the Board may determine is necessary or appropriate; and

•                  Provide an important communication link between the Board and shareholders, as appropriate.

Our Directors, together with the Executive, Audit, Compensation, and Corporate Governance/Nominations Committees of the Board, coordinate with each other to provide enterprise-wide oversight of our management and handling of risk. These committees report regularly to the entire Board of Directors on risk-related matters and provide our Board of Directors with reports, trends, and analysis of our management of strategic, credit, interest rate, financial reporting, technology, liquidity, compliance, operational, market, fiduciary, and reputational risks.  Our Board also monitors whether material new initiatives have been appropriately analyzed and approved and reviews all regulatory findings directed to the attention of the Board and the adequacy of management’s response.

Additionally, our Board of Directors believes that full and open communication between senior management and the Board is essential to effective risk oversight.  Our Chairman of the Board meets regularly with senior management to discuss a variety of matters, including business strategies, opportunities, key challenges and risks facing the Company, as well as management’s risk mitigation strategies.  Various members of senior management attend all regularly scheduled Board meetings where they make presentations to the Board on various strategic matters involving our operations, and they are available to address any questions or concerns raised by the Board on risk management-related or any other matters.  Our Board oversees the strategic direction of the Company, and in doing so considers the potential rewards and risks of our business opportunities and challenges, and monitors the development and management of risks that affect our strategic goals.

In addition, our bank subsidiaries have their own boards of directors, which provide risk management at each of their respective companies. Our Audit Committee serves as the audit and risk management committee for both of our bank subsidiaries.  Our CEO serves on the board of Your Community Bank, the largest directly owned subsidiary. One of the key responsibilities of each subsidiary board is to manage strategic, credit, interest rate, financial reporting, technology, liquidity, compliance, operational, market, fiduciary, and reputational risks.  While we have not developed an enterprise-wide risk statement, our Board of Directors believes that sound credit underwriting to manage credit risk and a conservative investment portfolio to manage liquidity and interest rate risk contribute to an effective oversight of the Company’s risk, and we require our subsidiaries to follow this philosophy.

Nominations Committee

A copy of the Charter of the Corporate Governance/Nominations Committee (the “Nominations Committee”) is available through the Investor Relations section (Corporate Information: Governance Documents section) of our website at the following address: www.yourcommunitybank.com.  The charter provides that the Nominations Committee shall select and evaluate directors and candidates for director in accordance with the following factors (the “Evaluation Guidelines”):

1.              Decisions for recommending candidates for nomination shall be based on merit, qualifications, performance, character, integrity, and the Company’s business needs and shall comply with the Company’s anti-discrimination policies and federal, state, and local laws;

2.              The composition of the entire board shall be taken into account when evaluating individual directors, including: the diversity, depth, and breadth of knowledge, skills, experience, and background represented on the Board; the need for financial, business, financial industry, public company, and other experience and expertise on the Board and its committees; and the ability and willingness to work cooperatively with other members of the Board and with senior management of the Company to further the interests of the Company and its shareholders;

3.              Candidates shall be free of conflicts of interest that would interfere with their ability to discharge their duties as director;

4.              Candidates shall be willing and able to devote the time necessary to discharge their duties as a director and shall have the desire and purpose to represent and advance the interests of the Company and shareholders as a whole;

5.              Candidates should be persons who would likely be able to meet the “Responsibilities and Expectations of Directors” set forth in the Company’s Corporate Governance Policy; *See Below

6.              In determining whether to recommend a director for re-election, the Committee shall consider the director’s past attendance at meetings and participation in and contributions to the activities of the Board;

7.              The Committee’s objective shall be to recommend director nominees who can best perpetuate the success of the business of the Company, be an effective director in conjunction with the full Board, and represent shareholder interests through the exercise of sound judgment, using his or her diversity of experience in the areas described above; and

8.              The Committee may utilize such other criteria as it deems advisable.

* “Responsibilities and Expectations of Directors”   It is our expectation that all directors will, at a minimum:

Be diligent in their attendance of board of directors and committee meetings (80% attendance at a minimum)	Be well-prepared by carefully reviewing in advance all materials distributed prior to board and committee meetings

Be knowledgeable about the duties, purposes, and goals of each committee that they serve on	Keep current on banking and financial industry matters and participate in continuing education opportunities for financial industry directors

Understand and be able to articulate the financial performance of the company	Be knowledgeable of and responsive to the regulatory climate of the company

Participate fully in board and committee discussions and decisions and express thoughtful and honest concerns or opinions	Be engaged, alert, and not distracted by technology or other matters

Be respectful of other directors and company employees	Be willing to raise tough questions in a manner that encourages discussion

Seek information and opinions from others and constructively manage conflict	Demonstrate a willingness to listen to others’ opinions and consider them

Think, speak, and act independently	Focus inquiries on issues related to strategy, policy, and results rather than day to day issues of corporate management

Maintain separation from the day to day operations and management of the company, if a non-employee director	Be actively involved in the community through participation in charitable and civic organizations

Be an ambassador of the company in the community and be supportive of management and decisions made by the majority of the board	Display a high degree of ethics and integrity

Maintain strictest confidentiality with respect to customer matters and discussions in board and committee meetings	Put the interests of the organization ahead of personal interests and avoid conflicts of interest

Actively support business development by proactively recommending and soliciting customers	Remain financially sound and ensure that the financial obligations of themselves and their associated businesses are timely met

Be willing and able to assume an appropriate ownership interest in the company through the purchase of its stock	Be willing to use the company’s affiliate banks as the primary source of their personal and business banking

Consideration of Director Nominees

The Nominations Committee will consider director candidates who have been identified by other Directors, officers, or our shareholders but has no obligation to recommend such candidates for nomination.  The Nominations Committee will apply the same procedure for evaluating nominees for Director, regardless of the source of identification of such nominees, including whether or not the nominees were recommended by a shareholder, current Director, officer or other source.

For a shareholder to submit a candidate for consideration as a director at our 2016 Annual Meeting of Shareholders, a shareholder must notify our corporate secretary no later than December 8, 2015 (the date 120 days prior to the first anniversary of the date of the 2015 annual meeting proxy statement) and provide the following supporting information:

1.              The name and address of the candidate and the nominating shareholder;

2.              A comprehensive biography and resume of the candidate and an explanation of why the candidate is qualified to serve as a Director, taking into account the criteria identified in our Evaluation Guidelines (see above);

3.              Proof of ownership, the class and number of shares, and the length of time that the shares of our Common Stock have been beneficially owned by the nominating shareholder (and the candidate if the candidate owns any of our voting securities);

4.              A resume of the nominating shareholder; and

5.              A letter signed by the candidate stating his or her willingness to serve if elected.

Notices and supporting information should be sent to:  Community Bank Shares of Indiana, Inc., P.O. Box 939, 101 West Spring Street, New Albany, Indiana 47150, Attn:  Corporate Secretary.

Compensation of Directors

The following table summarizes the compensation we paid to our non-employee directors in 2014.

Director	2014 Fees Earned or Paid in Cash	All Other Compensation	Total
Gary Libs	$28,300	—	$28,300
Steven Stemler	22,750	—	22,750
Kerry Stemler	14,800	—	14,800
George Ballard	15,300	—	15,300
Wayne Estopinal	17,350	—	17,350
Gerald Koetter	19,650	—	19,650
James Geisler	15,800	—	15,800
Phillip Keller^	—	—	—

^Mr. Keller was added to the Board of Directors January 1, 2015 as part of the Merger Agreement with First Financial Service Corporation, which we acquired on the same date.

Fees

Monthly Retainer Fees.  Each director receives a $1,150 monthly retainer fee, except that the Chairman of the Board receives $2,150 per month, and the Vice Chairman of the Board and the Chairman of the Audit Committee each receive $1,650 per month.  The Audit Committee Chairman also receives $200 for each meeting with our Independent Registered Public Accounting Firm regarding the Company’s SEC filings on Forms 10-Q and 10-K.

Committee Meeting Fees.  Each nonemployee director receives $250 for each committee meeting that he attends (including other committees not described above), except that the Chairman of the Corporate Governance/Nominations Committee and the Chairman of the Compensation Committee each receive a fee of $350 per committee meeting attended.  However, Directors cannot receive more than a total of $250 (or $350, if applicable) for all of the committee meetings attended on the same day, including those of affiliated companies.  Directors who are regular employees of the Company do not receive retainer fees or fees for attending board or committee meetings.

Fees for Subsidiary Bank Board Meetings.  Those nonemployee directors who are also members of Your Community Bank’s Board of Directors receive payment for attending each regularly scheduled bank Board meeting ($800 per month) and receive a fee for attending each committee meeting ($250).  Directors shall not receive more than a total of $250 (or $350, as applicable,) for all committee meetings attended on the same day, including those of the Company and affiliated companies.  The Chairman of the Your Community Bank Board of Directors receives a fee of $1,800 per meeting attended. The Vice-Chairman receives a fee of $1,300 per Board meeting attended. Directors are paid $800 per meeting for up to two regular meetings per year of the Your Community Bank Board at which they are absent.  No fees are paid for attendance at special board meetings.  The chairmen of the Loan Committee and the Asset and Liability Committee receive a fee of $350 per meeting attended. Messrs.  Estopinal, Koetter, Libs, Kerry Stemler, and Steven Stemler all serve as compensated directors of Your Community Bank.  Mr. Ballard, who is also a member of the Nelson County Business Development Board, receives $600 for each meeting of that Board which he attends.

Past Board Chair Fees.  In consideration of the service and leadership provided by those occupying the position of Chairman of the Board of Directors and in consideration of the continuing guidance and advice that the Company may wish to rely upon from persons who have held such position, the Board adopted a compensation policy to pay a retainer of $1,500 per month to anyone whose term as Chairman has ended, such fees to be paid for a period of twelve months following the end of such individual’s term as chairman.

Certain Relationships and Related Person Transactions

Family Relationships

There are no “family relationships” in the Company between any Directors or executive officers or persons nominated or chosen to become Director or executive officer.  “Family Relationship” means a relationship by blood, marriage or adoption not more remote than first cousin.

General Transactions

From time to time, in the ordinary course of business, we and our subsidiaries engage in transactions with, or acquire goods or services from, our Directors and companies they control. We intend that all transactions between us, our affiliates, and our executive officers, Directors, holders of 10% or more of the shares of any class of our Common Stock and affiliates thereof, will contain terms no less favorable to us than could have been obtained by us in arm’s-length negotiations with unaffiliated persons. All transactions between us, our affiliates, and our executive officers, Directors, and their related interests are reviewed by the Audit Committee prior to the service being performed or the goods being purchased to insure that our aforesaid intention is satisfied. All potential related party providers are identified and given an annual limit which is approved by the Audit Committee. On a quarterly basis all expenditures to related parties are reviewed by the Audit Committee to assure limits are not exceeded and independence is not impaired. It is the intent of the Board not to allow anyone a large enough limit to exceed the regulatory guidance.

Indebtedness of Management

During 2014 some of our Directors and officers (and Directors and officers of our subsidiaries, Your Community Bank and The Scott County State Bank) and other persons and entities with which they are affiliated, were customers of, and had in the ordinary course of business banking transactions with, Your Community Bank or The Scott County State Bank. All loans included in such transactions were made on substantially the same terms, including interest rates and collateral requirements, as those prevailing at the time for comparable transactions with other persons not related to the lender and, in the opinion of management, did not involve more than the normal risk of collectability or present other unfavorable features.

Additional information concerning transactions with related persons is hereby incorporated by reference to Note 4, “Loans,” and Note 6, “Deposits,” of our December 31, 2014 audited consolidated financial statements filed on Form 10-K.

Proposal 3:  Election of Directors

Our Articles of Incorporation provide for a classified Board of Directors.  The Board of Directors is divided into three classes, which are as equal in number as possible.  At the Annual Meeting, you will be asked to elect one director for a term to expire at the Annual Meeting of Shareholders to be held in 2017, and three directors for terms to expire at the Annual Meeting of Shareholders to be held in 2018.  Any vacancies that occur after the directors are elected may be filled by the Board of Directors in accordance with our bylaws for the remainder of the full term of the vacant directorship.  Further, no director shall be elected to a term of office in which he or she would be seventy years of age.

Mr. Keller, Mr. Geisler, Mr. Koetter, and Mr. S. Stemler are currently serving as directors in the class of directors whose terms expire at the Annual Meeting.  Mr. Keller was added to the Board of Directors January 1, 2015 as part of the Merger Agreement with First Financial Service Corporation, which we acquired on the same date.  In order to keep our classified board as even as possible, our Board has nominated Mr. Keller to serve a 2-year term, until our 2017 annual shareholders’ meeting (or until his successor has been elected and qualified) and each of Messrs. Geisler, Koetter and Ballard to serve a 3-year term, until our 2018 annual shareholders’ meeting (or until their successors have been elected and qualified).

Each of the nominees has agreed to serve as a director if elected.  Unless otherwise directed, each proxy executed and returned by a shareholder will be voted for the election of these nominees.  If any of them should be unable or unwilling to stand for election at the time of the Annual Meeting, the proxies may vote for a replacement nominee recommended by the Board of Directors, or the Board of Directors may reduce the number of directors to be elected at the Annual Meeting.  At this time, the Board of Directors knows of no reason why any of the nominees listed above may not be able to serve as a director if elected.

Information About Director Nominees

The following biographies show the age and principal occupations during the past five years of each of the nominees for director and each director whose term continues beyond the Annual Meeting.  The biographies also show tenure as a director of our subsidiaries, Your Community Bank and The Scott County State Bank.  Ages are shown as of March 13, 2015.

Nominee For Two-Year Term Ending in 2017

Phillip J. Keller	CBIN Committees:
Age: 48
Director Since: 2015

Appointed to our Board of Directors on January 1, 2015 as part of the agreement of the merger and acquisition of First Financial Service Corporation (“FFKY”).  Mr. Keller was previously a director at FFKY from May 2013 until we acquired FFKY.  Mr. Keller is a certified public accountant and currently serving as the Senior Vice President of Finance and CFO for RehabCare in Louisville, KY.  From September 2011 to April 2013, Mr. Keller was a Senior Vice President of Finance for PharMerica, Inc. (NYSE: PMC), a $2.1 billion institutional pharmacy servicing skilled nursing and assisted living facilities, hospitals and other long term alternative care facilities. At PharMerica, he had oversight responsibility for all aspects of finance and the finance team. Prior to joining PharMerica, Mr. Keller was Senior Vice President and Principal Accounting Officer for BioScrip, Inc. (NASDAQ: BIOS), a provider of pharmaceutical and home care services, and as Vice President of Finance, Chief Financial Officer& Treasurer for DMI Furniture Inc. (NASDAQ: DMIF), which designs, sources and distributes residential and office furniture.  Mr. Keller will bring experience in restructuring underperforming businesses, leading merger, acquisition and integration activities, investor relations, SEC reporting, tax, treasury management, and leveraged financing to our Board.

Nominees For Three-Year Terms Ending in 2018

James E. Geisler	CBIN Committees:
Age: 48	Audit - Financial Expert
Director Since: 2013	Compensation

Director of Your Community Bank since October 2012.  Currently the Chief Operating Officer and Chief Financial Officer of CreoSalus, Inc., a life science company. Served as Co-Chief Financial Officer and Vice President Strategy and Development for United Technologies Corporation (NYSE:UTX), a global industrial company, from 2004 to 2009, and held positions, including Director — Financial Planning and Analysis, Director — Investor Relations, and Director, Corporate Strategy and Development, at UTX from 1993 to 2003.  Mr. Geisler has been a director of the University of Kentucky Business Partnership Foundation since 2004 and is also a director of DynCorp International, a $3 billion government services provider, since 2012.   Mr. Geisler has extensive domestic and international financial, strategy and development, and operational experience.  He is also involved with groups that provide seed capital to start-up companies.  Through personal experience Mr. Geisler understands the financial and operational challenges of both small companies and global companies and the concerns of shareholders in both environments.  Mr. Geisler will bring those insights as well as extensive leadership experience to our Board, which will strengthen the Board’s collective qualifications, skills and experience.

Gerald T. Koetter	CBIN Committees:
Age: 49	Audit - Chair
Director Since: 2011

Director of Your Community Bank since 1997.  Chief Operating Officer of Koetter Woodworking, Inc., where he has been employed for the past 35 years.  Mr. Koetter has extensive financial experience, which, along with his knowledge of the local market and the local customer base, strengthens the Board’s collective qualifications, skills and experience.

Steven R. Stemler - Vice Chairman	CBIN Committees:
Age: 54	Governance - Chair
Director Since: 1997	Executive

Mr. Stemler currently serves as the Vice Chairman of the Board of Directors.  Director of Your Community Bank since 2002, having previously served as a Director of Heritage Bank of Southern Indiana from its formation in 1996 until its merger with Your Community Bank in 2002.  President and owner of The Stemler Corporation, a corporation providing commercial, industrial, and residential plumbing and irrigation services in Indiana and Northern Kentucky.  President and sole owner of the Stemler Development Co. LLC, a land development business in Southern Indiana.  Elected to the Indiana House of Representatives in 2006, representing District 71.  Mr. Stemler, as a business owner, has financial experience and, as a legislator, has government financial experience.  This experience, along with his extensive knowledge of the local market, local customer base and the workings of state government, strengthen the Board’s collective qualifications, skills and experience.

Members of the Board of Directors Continuing in Office Whose Terms Expire in 2017

George M. Ballard	CBIN Committees:
Age: 67	Governance
Director Since: 2001	Audit

Director of Community Bank of Kentucky, Inc. until its merger with Your Community Bank in 2003. Director of Your Community Bank Nelson County Business Development Board.  Vice-President and partial owner of TEBCO, Inc., a farming and real estate partnership, since 1971.  President and partial owner of Ballard Brothers, Inc., a farming and real estate partnership, since 1998. President and partial owner of Culpepper VII, LLC, a farming and real estate partnership, since April, 2002. Vice President, Treasurer and partial owner of Tom Ballard Co., LLC, a farming and real estate partnership.  Mr. Ballard has worked, owned, operated and been affiliated with many successful businesses, including: real estate development and management; hotel-motel business operations; state and federal highway and private road construction; coal stripping operations; and beef cattle farming operations.  He has extensive experience in recognizing, counteracting and alleviating risk.  Mr. Ballard has financial experience from operating the companies that he currently owns and has owned in the past.  He brings a wealth of business and leadership experience and knowledge that strengthens the Board’s collective qualifications, skills and experience.

James D. Rickard - President and CEO	CBIN Committees:
Age: 61	Executive
Director Since: 2000

Director, President and Chief Executive Officer of the Company since 2000.  Director of Your Community Bank since 2000.  Director of Your Community Bank Nelson County Business Development Board.  Director of The Scott County State Bank since 2006.  Mr. Rickard is the Chair of the Baptist Health Kentucky Board.  Mr. Rickard has wide experience in all areas of banking (accumulated through several banking cycles) which gives both the Company and the Board of Directors an in-depth insight into the banking industry.  He has 40 years of banking experience (26 of which have been as a Chief Executive Officer.)  Mr. Rickard has twice previously taken under performing banks and, through team management, led them to above peer performance.  Mr. Rickard’s extensive banking and executive management experience strengthens the Board’s collective qualifications, skills and experience.

Members of the Board of Directors Continuing in Office Whose Terms Expire in 2016

R. Wayne Estopinal	CBIN Committees:
Age: 59	Compensation - Chair
Director Since: 2004	Executive
Audit

Vice-Chairman of the Board of Directors of Your Community Bank since May 2011.  Director of Your Community Bank since 2002, having previously served as a Director of Heritage Bank of Southern Indiana from its formation in 1996 until its merger with Your Community Bank in 2002.  Founder, President, and 100% owner of TEG Architects, LLC, an architectural firm in Jeffersonville, Indiana.  He also serves as a Trustee at Ball State University.  Mr. Estopinal has an extensive understanding of small business practices, both domestic and international.  Because his business functions on both domestic and international levels, he has a good understanding of economics, marketing, human resources, and risk management that strengthens the Board’s collective qualifications, skills and experience.

Gary L. Libs — Chairman	CBIN Committees:
Age: 63	Executive - Chair
Director Since: 1994	Compensation
Governance

Chairman of the Board of Directors since May 2011.  Vice Chairman of the Board of Directors from May 2002 until May 2011.  Director (since 1989) and Chairman of the Board (from May 2002 until May 2011) of Your Community Bank.  president and chief executive officer of Libs Paving Co., Inc. in Floyds Knobs, Indiana, since 1972.  President and chief executive officer of Asphalt Supply Co. in Jeffersonville, Indiana, since 1992.  As president and chief executive officer of his own businesses, Mr. Libs has extensive leadership, financial, and operational experience.  Mr. Libs has a good understanding of compensation evaluation and extends that understanding to the Company’s Compensation Committee.  He has been a part of Libs Paving for 42 years and brings that experience to the Company.  Mr. Libs’ experience in the preparation, analysis and evaluation of financial statements and understanding of internal controls and procedures for financial reporting strengthens the Board’s collective qualifications, skills and experience.

Kerry M. Stemler	CBIN Committees:
Age: 57	Executive
Director Since: 1997	Compensation
Governance

Chairman of the Board of Your Community Bank since May 2011.  Director of Your Community Bank since 1994.  President and Chief Executive Officers of KM Stemler CO Inc., a commercial and industrial general contracting firm in the Southern Indiana/Metro Louisville, Kentucky market area.  He has owned and operated this company since 1981.  He is an owner/member of several commercial real estate property leasing and development companies in the region.  Properties leased and developed include Class A office space, truck terminals, commercial warehousing and advanced manufacturing facilities.  Mr. Stemler was appointed by the governor of Indiana to the Indiana Finance Authority.  Prior to his appointment to this Authority, he was appointed by the governor of Indiana to the Ohio River Bridges Bi-State Authority, where he served as co-chair. Mr. Stemler is Past Chairman of the Indiana State Chamber of Commerce where he continues to serve on the Board of Directors and the Executive Committee.  He is current Chairman of Greater Louisville Inc.  He currently serves on the Advisory Board of Mountjoy Chilton Medley LLP.  He has served and continues to serve on numerous boards within the community and his industry.  Mr. Stemler has an understanding of complex financial reports and banking transactions.  He has experience with banking regulations and compliance issues.  His community involvement gives him the opportunity to offer insight to the Company that may be different from that of other members of the Board of Directors.  Mr. Stemler’s extensive financial, management, operational and strategic planning experience strengthens the Board’s collective qualifications, skills and experience.

The Board of Directors recommends that you vote FOR the election of (a) Mr. Keller for Director for a term expiring in 2017 and (b) each of Messrs. Geisler, Koetter and S. Stemler, for Director for a term expiring in 2018.

Executive Compensation

Compensation Discussion and Analysis

Overview

Introduction

Through our bank subsidiaries, we provide regional financial services in Southern Indiana, the Louisville metropolitan area, Elizabethtown metropolitan area, and Fayette and Nelson Counties in Kentucky.  We believe that we will achieve our financial goals in this very competitive and challenging environment through retaining exceptional people and providing exceptional service.

Compensation Philosophy

While we are committed to hiring the best individuals at all levels of our institutions, we believe that it is imperative for us to attract and retain exceptional people to serve on our senior management team.  We view our senior management team as consisting of eight (8) individuals (including our “Named Executive Officers” in the “Summary Compensation Table” below and the other executive officers mentioned under “Executive Officers Who Are Not Directors” below).  While the overall executive compensation philosophy of the Company has not changed significantly in recent years, in August of 2011, the Compensation Committee of the Board of Directors (the “Committee”) adopted a Charter (the “Charter”) and Executive Compensation Philosophy Statement (the “Philosophy Statement”) to formalize the operating procedures of the Committee and to more clearly articulate compensation elements and objectives.  The Compensation Committee revised the Charter in January of 2014 to reflect recent amendments to NASDAQ rules regarding the independence of compensation committee members and consultants retained by the committee. A copy of this Charter is available through the Investor Relations section (Corporate Information: Governance Documents section) of our website at the following address: www.yourcommunitybank.com.

Among other things, the Charter requires the Committee to regularly review: (1) the amount and structure of compensation of senior management; and (2) the Company’s compensation plans, to ensure that they do not encourage unnecessary and excessive risk taking or the manipulation of reported earnings.  The Philosophy Statement provides that the objectives of our executive compensation plans shall be to:

•                  Attract, retain, and award exceptional leaders;

•                  Encourage and promote behavior that will produce sustainable profitability and maximize long-term value for our shareholders;

•                  Limit and discourage unnecessary and excessive risk-taking, as well as the manipulation of reported earnings to enhance compensation;

•                  Provide a competitive total compensation opportunity;

•                  Tie a meaningful percentage of the total compensation opportunity to at-risk, performance-based pay; and

•                  Provide easily understood plans that clearly link the executives’ performance to the Company’s strategic goals and the interests of shareholders.

The Philosophy Statement also provides that executive compensation peer comparison surveys shall be conducted on a regular basis and that executive compensation plans shall contain a variety of compensation elements, as noted below under “Elements of Compensation.”  The Philosophy Statement recites the Committee’s belief that, at least in the near term, it may be appropriate to use primarily grants of time-vested restricted stock (or restricted stock units) as a form of long-term compensation, with the objectives of:

•                  Providing a retention incentive for executives;

•                  Encouraging a higher percentage of Company stock ownership;

•                  Encouraging capital accumulation in a flat or depressed market; and

•                  Encouraging executives to act in the long-term interests of our shareholders.

Effect of Nonbinding Shareholder Advisory Votes

Last year we asked our shareholders for a non-binding advisory vote on our overall executive compensation programs and procedures.  While the shareholder vote was not binding, the Board of Directors did review and consider the voting results.  Of the shareholders who voted, excluding broker non-votes, 95.963% voted in favor, 2.72% voted against, and 1.32% abstained.  Since a substantial majority of our shareholders voted in favor of our executive compensation programs and procedures, we determined that we did not need to consider changing our overall approach to executive compensation.  At the 2012 Annual Meeting of Shareholders, our shareholders approved a recommendation of the Board of Directors that future non-binding, advisory votes on the compensation of the Company’s Named Executive Officers be held every year.

Elements of Compensation

Total compensation for each member of our senior management consists of:

•                  Currently paid compensation elements consisting of salary, bonus, and minimal perquisites;

•                  Long-term elements, which include various awards under our long-term compensation plans; and

•                  Employment agreements for our Named Executive Officers, which provide for change in control payments in certain circumstances.

We address each element of our compensation arrangements separately below.

Measuring Performance:  The Compensation Committee determines each executive’s compensation package following the end of the prior calendar year based upon the Committee’s assessment of the Company’s performance and each executive’s contribution.  The Compensation Committee has increasingly relied upon performance-driven bonus compensation as a percentage of the compensation for its Named Executive Officers.  Moreover, through the grant of restricted stock units (as described below) under our Stock Award Plan, the Committee has placed more emphasis upon the Company’s long-term compensation goals, including retention of key executives.

Currently Paid Compensation Elements

Base Salaries

In setting base salaries, we do not adhere inflexibly to benchmarking or mathematical formulas.  With respect to the base salaries of our senior management team, our Compensation Committee normally reviews each executive’s base salary annually in January.  For annual base salary increases, our Compensation Committee considers an executive’s increased level of experience, whether responsibilities have increased, and the extent to which performance goals have been achieved.

Senior Management Bonus Plan

The Compensation Committee uses cash bonuses as a performance-driven, short-term incentive for each member of our senior management team and certain other key officers.  Our senior management bonus plan for 2014 (the “2014 Plan”) used net income growth as its key performance goal, while a portion of each officer’s award was based on the CEO’s discretionary judgment concerning the officer’s performance.

Each goal was given a weighting factor to determine the portion of any bonus attributable to the achievement of that goal (the weighting for net income was 60%) and a specific bonus amount which would be awarded if the goal was realized.  Because many of the goals were tied to year-end numbers, a portion of the bonuses was not paid until the following year.  The 2014 Plan also provided that 75% of each earned cash bonus would be paid immediately, with payment of the remaining 25% to be delayed for a year and paid only if:  (1) tangible equity and budgeted net income levels are met or maintained, as applicable; and (2) the executive remains in our employ with a satisfactory performance rating.  The Compensation Committee has the authority to make discretionary awards even though performance goals are not met, or to increase or decrease awards if they deem adjustments to be warranted.

In order to encourage greater stock ownership by executives and to tie equity awards to performance, the 2014 Plan provided that if an executive’s performance goals were achieved, he or she would receive a certain percentage of his or her base salary as a cash bonus and a certain percentage in restricted stock units (1/3 of which vested immediately after the end of the performance year, and 1/3 of which will vest at the end of each of the two succeeding years).  As a result, the Senior Management Bonus Plan contains elements of both “currently paid compensation” and “long-term compensation”.

Perquisites

We provide minimal perquisites to our senior management team (including our Named Executive Officers) and certain other officers.  There is no formula for how perquisites are utilized in the total compensation package; rather, such perquisites assist the Company in marginally augmenting total compensation.  Please refer to “Summary Compensation Table” below, which reflects base salary, bonus, and perquisite compensation for each of our Named Executive Officers.

Long-Term Compensation Elements

Stock Option Awards

2005 Stock Award Plan

Members of our senior management team and certain other officers have been awarded stock options under the Company’s Stock Award Plan adopted by Shareholders in 2005.  Our Compensation Committee views stock options as a retention tool by virtue of the manner in which such options vest and the “ownership mentality” fostered in option recipients.  The options granted under our Stock Award Plan have terms of ten years, vest in their entirety three (3) years after the date granted (assuming the option recipient is still in our employ), and for our senior management team and directors, are exercisable at a strike price equal to, at the discretion of the Compensation Committee, 110% or 100% of the closing market price of a share of Common Stock on the grant date.  Historically, the ten percent strike price “premium” is viewed less as an incentive for performance but rather as recognition of the natural increase in the value of a share of Company Common Stock likely to occur over the long exercise period of the options.  The Compensation Committee has not granted any stock options since 2007; rather, it has chosen to grant restricted stock units in recent years. (See “Restricted Stock Units” below.)

Restricted Stock Awards

Restricted Stock Units

We have awarded restricted stock units (“RSUs”) under our Stock Award Plan in 2008 and 2011 and each year thereafter.  In keeping with our compensation philosophy of (a) paying our executives for performance, which enhances shareholder values, and (b) providing our executives with the prospect of reasonable rewards for superior performance related to short and long-term Company results, the Compensation Committee wanted to provide additional long-term compensation incentives in the form of RSUs.  As discussed above, we also award RSUs as part of the bonus paid under our Senior Management Bonus Plan.  (See “Currently Paid Compensation Elements — Senior Management Bonus Plan” for a discussion of the 2014 Senior Management Bonus Plan)

Each RSU represents an unfunded contractual right of the executive to receive one (1) share of our Common Stock upon vesting, assuming the executive officer is still in our employ on the vesting dates.  The RSUs typically vest in three installments.  In the event of a change in control of the Company, death, or disability, the vesting period will be accelerated.

In December of 2014, our Compensation Committee made additional grants of RSUs to Mr. Rickard, Mr. Cecil and Mr. Chrisco in recognition of their outstanding performance to the Company.  See “Summary Compensation Table footnote” and “Grants of Plan-Based Awards Table” for more information regarding these grants.

Payments under Employment Agreements upon Change in Control or Termination of Employment

We believe employment agreements help us attract and retain exceptional executives.  Employment agreements protect both us and our executives by clarifying in advance each party’s expectations and rights regarding responsibilities, compensation, circumstances for termination, and (importantly for long-term compensation purposes) protection in the event of a change in control of the Company.  Accordingly, we have entered into employment agreements with each of our Named Executive Officers, the details of which are described in “Narrative Disclosure to Summary Compensation Table” below.

Each of the employment agreements with our Named Executive Officers contains provisions affording the named executive the possibility of a payment in the event of a change in control of the Company or upon termination of employment. While a principal function of these provisions is to afford our Named Executive Officers the security necessary to encourage them to remain with us in the face of any pending change in control, we also view such payment opportunities as a part of the executive’s long term compensation and hence important in attracting and retaining excellent executives.  Our President/Chief Executive Officer is entitled to a lump sum cash payment equal to three times his then current base salary following a change in control of the Company.  Our other Named Executive Officers may be entitled to receive a lump sum cash payment (equal to two times the executive’s base salary and two times the average of his bonus and automobile allowance for the prior two years) in the event one of the following triggering events (“Triggering Events”) occurs within the twenty-four (24) month period immediately following the date of a change in control:  (i) the executive’s employment with the Company is terminated without cause or (ii) the executive resigns his employment with the Company within ninety (90) days following any “Employment Change.”  “Employment Change” shall include any of the following that is not agreed to by the executive occurring after a change in control:

•                  Executive is required to move his personal residence, or perform his principal executive functions, more than thirty-five (35) miles from his primary office;

•                  Failure by us (or our successor) to afford the executive annual increases in the executive’s compensation commensurate with the average increases in compensation received by the executive for the three years preceding the change in control;

•                  Failure by us (or our successor) to make available to the executive new benefits made generally available to our (or our successor’s) executive officers;

•                  Failure by us (or our successor) to continue to provide the executive with substantially similar compensation, benefits and participation in employee benefit plans similar to those the executive received or participated in as of the date of the change in control;

•                  The taking of any action by us (or our successor) which would directly or indirectly reduce any such compensation or benefits or deprive the executive of any material fringe benefit enjoyed by him;

•                  The assignment to the executive of duties and responsibilities other than those normally associated with his position; or

•                  A material diminution or reduction in the executive’s responsibilities or authority (including reporting responsibilities) in connection with his employment with us (or our successor).

The distinction between our President/Chief Executive Officer, on the one hand, and our other Named Executive Officers, on the other, in the automatic nature of a change in control payment was arrived at by our Compensation Committee in an effort to balance competing aims.  On the one hand, it was determined that the recruitment and retention of a top-flight chief executive officer, as part of an overall effort to enhance institutional customer service and returns on shareholder equity, dictated a change in control payment not tied to events which might transpire after such change in control.  On the other hand, the change in control structure for the other Named Executive Officers was viewed as appropriate for both affording such officers some protection upon a change in control while at the same time avoiding the possibility of creating a significant financial impediment to any possible negotiation for the sale of the Company.

Compensation Policies and Practices Relating to Risk Management

The Compensation Committee annually reviews the Company’s compensation plans with its senior risk officers in light of the risks posed by such plans (a) to ensure that they do not encourage the Named Executive Officers or others to take unnecessary and excessive risks that threaten the value of the Company; (b) to evaluate how to limit any such risks; and (c) to ensure that such plans do not encourage the manipulation of reported earnings in order to enhance the compensation of employees.  We do not believe that risks arising from the compensation policies and practices for our employees are reasonably likely to have a material adverse effect upon the Company.  The following summary describes how risk factors have been addressed in our primary bonus plans:

•                  Senior Management Bonus Plan.  With the exception of the Chief Risk Officer (whose bonus is based solely on an evaluation by the Audit Committee and the CEO), the plan provides that no rewards will be made if certain standards regarding tangible equity (the “Conditions”) are not met.  To help discourage the taking of unnecessary and excessive risks, the payment of 25% of any amounts earned under the plan is delayed for an additional year and will not be paid unless the Conditions continue to be met, or as otherwise determined by the Compensation Committee in its discretion.

•                  Regional Presidents Incentive Plan.  This plan provides cash incentives to Regional Presidents who meet targeted goals in soliciting business loans and deposit accounts, as well as, meeting goals for regional loans and regional deposit account growth.  To discourage the taking of unnecessary and excessive risks, awards earned under this plan for loan growth are not paid if the employee’s or regional loan portfolio exceeds targeted percentages for charge-offs, past due loans, or risk-rated loans.  Awards are also conditioned upon the Company’s meeting certain standards regarding budgeted net income.  Furthermore, 25% of any amounts earned under the plan are not payable for an additional two years and will not be paid unless the charge-off, past dues, risk-rated loan, and net income conditions described above continue to be met as of the end of the plan year and each of the following two years (one year in the case of the net income condition).

•                  Business Services Incentive Plan.  This plan provides cash incentives to Business Services officers who meet targeted goals in soliciting business loans and deposit accounts.  To discourage the taking of unnecessary and excessive risks, awards earned under this plan for loan growth are not paid if the employee’s loan portfolio exceeds targeted percentages for charge-offs, past due loans, or risk-rated loans.  Awards are also conditioned upon the Company’s meeting certain standards regarding budgeted net income.  Furthermore, 25% of any amounts earned under the plan are not payable for an additional two years and will not be paid unless the charge-off, past dues, risk-rated loan, and net income conditions described above continue to be met as of the end of the plan year and each of the following two years (one year in the case of the net income condition).

•                  Retail Incentive Plan.  This plan pays cash incentives to employees of the Company’s financial centers if specific loan and deposit generation goals are met for their respective offices.  Awards earned under this plan for loan generation are not paid unless risk-based performance metrics similar to those in the Business Services Incentive Plan have been met.  Awards are also conditioned upon the Company’s meeting certain standards regarding budgeted net income.

•                  Stock Award Plan.  We do not believe that any of the grants under the Stock Award Plan encourage the taking of unnecessary and excessive risks because:  (a) all the awards are equity-based incentive compensation that align the interests of the employees with those of shareholders; (b) the value of the awards is tied to the market value of the Company’s common stock and will be enhanced to the extent the Company recognizes improved earnings over a longer period of time; (c) since the awards are payable in stock, the tax code treatment of long-term versus short-term capital gains encourages the recipients to hold the stock that they receive, which discourages their taking short-term actions to improve earnings that may not have a more long-term effect upon the value of the Company; and (d) the required vesting periods discourage employees from taking short-term actions which will not have a more lasting effect upon the value of the Company.

We also do not believe that there is anything inherent in the various compensation plans described above that encourages the manipulation of reported earnings to enhance the compensation of any employee.  Furthermore, the Company has taken additional steps to discourage any such manipulation of earnings.  We have also adopted an Incentive Compensation Policy which requires that:  (a) all new incentive plans undergo a risk-assessment; (b) the information necessary to determine whether performance criteria in incentive plans, including risk measurements, have been met shall be provided by the Accounting Department prior to any payments being processed by the Human Resources Department; and (c) the Audit Department will regularly conduct internal audits to ensure that all such processes and controls are being followed and will report the results of such audits to the Audit and the Compensation Committees.  Moreover, each of the plans described above contains a provision stating that any amounts paid to the employee are subject to recovery or “clawback” if the Compensation Committee subsequently determines that the payments were based on materially inaccurate statements of earnings, revenues, gains, or other criteria, or in the event the Company restates its earnings.

Most of the Company’s plans also contain a provision allowing the Compensation Committee to make discretionary adjustments and to either make or withhold awards based on factors not specifically measured or originally contemplated

(such as the quality of the job being performed and unforeseen circumstances).  The Committee did approve several discretionary awards (which were immaterial in amount) under the 2014 plans.

We also do not believe that our compensation plans encourage behavior focused on short-term results rather than long-term value creation, as the plans use multiple performance goals and risk-based criteria and, in a number of cases (a) provide for delayed payment of awards in order to ensure that risk-based performance measurements continue to be met over an extended period of time; and (b) provide for payment in the common stock of the Company, which effectively aligns the interests of employees with those of shareholders in enhancing the long-term value of the Company’s stock.

Process for Determining Compensation

In determining the total compensation of our Named Executive Officers, the Compensation Committee plays the key role.  Our Chief Executive Officer makes recommendations concerning the compensation of senior management (as well as other employees), which the Compensation Committee considers when making final decisions.  Compensation decisions regarding our Chief Executive Officer are made entirely by our Compensation Committee.

In 2010, the Compensation Committee employed McLagan (previously Amalfi Consulting, LLC), a firm specializing in providing compensation consulting services to financial institutions, to review our proposed 2010 incentive compensation programs.  We utilized McLagan’s suggestions in structuring our 2010 and 2011 compensation plans and in incorporating risk management features.  McLagan was also engaged by the Committee to conduct a Board of Directors corporate governance review for us during 2010, as well as an overall review and peer comparison (the “2010 Survey”) of the compensation of our senior management team.

The 2010 Survey was based on a comparison of industry surveys and, in the case of our Named Executive Officers, proxy statement information of peer institutions concerning their named executive officers.  It analyzed the total compensation of our executives, including salary, annual bonuses, long-term incentives (including stock options, restricted stock, and other equity-based awards), all other compensation, and retirement benefits.  It also compared our financial performance with that of the custom peer group of financial institutions listed below, using a number of financial measures, such as return on average assets, return on average equity, and net interest margin.  The following banking companies were used by McLagan in the peer group comparison, based on their asset size, lines of business, and location in or near urban areas:

Bank of Kentucky Financial Corp	National Bankshares Inc.
Tennessee Commerce Bancorp, Inc.	Monroe Bancorp
First Security Group, Inc.	Guaranty Federal Bancshares, Inc.
Centrue Financial Corporation	LCNB Corp.
German American Bancorp Inc.	Valley Financial Corporation
Community Bankers Trust Corp.	Monarch Financial Holdings, Inc.
LNB Bancorp, Inc.	Tower Financial Corporation
First Citizens Banc Corp	Kentucky Bancshares Inc.
Indiana Community Bancorp	DCB Financial Corp
United Bancshares Inc.

Based on the McLagan Survey, various market rate adjustments were made to the salaries of our senior management team, including our CEO.

During 2011, the Committee asked McLagan to update its 2010 Survey with respect to the named Executive Officers, using a peer group that was nearly identical to that used in the 2010 Survey.  (The only difference was the deletion of Monroe Bancorp.)  Based on the findings of the new Survey (the “2011 Survey”), the Committee made several market rate salary adjustments and decided to engage McLagan to conduct a more comprehensive survey of Mr. Rickard’s compensation (including his past cash and equity compensation) and to design a comprehensive compensation package for him which would be balanced across short and long-term horizons, provide upside for superior performance, and address his retirement benefits versus those of peer CEOs. In connection with this study, McLagan advised that it would be appropriate to update the peer comparison group, to include the following:

Porter Bancorp Inc.	Farmers & Merchants Bancorp
Horizon Bancorp	Ohio Valley Banc Corp.
American National Bankshares	LCNB Corp.
F & M Bank Corp.	NB&T Financial Group Inc.
CFS Bancorp Inc.	Middlefield Banc Corp.
Farmers National Banc Corp.	Tower Financial Corp.
National Bankshares Inc.	NorthWest Indiana Bancorp
First Citizens Bancshares Inc.	Kentucky Bancshares Inc.
First Farmers Merchants Corp.	United Bancshares
Indiana Community Bancorp

As a result of the analysis conducted by McLagan, the Committee decided, subject to the financial performance of the Company, to make annual RSU grants to Mr. Rickard (see “Restricted Stock Awards-Restricted Stock Units”), and to adopt a deferred compensation plan for Mr. Rickard.  We credited to Mr. Rickard’s deferred compensation account $40,000 in 2011 and 2012, and $45,000 in 2013 and 2014.  A minimum of $35,000 will be credited to this account each year hereafter until his retirement.

During 2012 the Audit and Compensation Committees asked our independent registered public accounting firm, Crowe Horwath LLP (“Crowe”), to review the Senior Management Bonus Plan.  Crowe recommended to the Compensation Committee that the plan allow for qualitative adjustments to assist in the evaluation of individual bonus calculations.  They also recommended that the definition of non-performing loans be clarified.  As a result of Crowe’s recommendations, the Committee revised the plan in 2013 to: (1) provide more discretion to our CEO to modify bonus amounts based on his assessment of individual performance; and (2) remove troubled debt restructurings as an element of non-performing assets goals.

In 2014, the Committee relied upon industry surveys and its own knowledge of compensation practices to determine compensation packages.  Additionally, the Compensation Committee selected Stoll Keenon Ogden PLLC in March 2014  to provide legal counsel to the committee.  Pursuant to NASDAQ Stock Market Rule 5605(d)(3)(D), the committee conducted and completed the independence assessment as outlined in this rule.

No conflicts of interest were raised with respect to the work of any of the compensation consultants referred to above.

Other Considerations in Determining Compensation

Other considerations can factor into the Compensation Committee’s deliberations concerning executive compensation.  The amount of the benefits realized by executives under our Stock Award Plan are based upon our overall performance and our stock price and could affect the level of future long-term compensation awards made by the Compensation Committee.  In addition, the Compensation Committee is mindful of tax and accounting considerations when making long-term compensation decisions.  For example, the dictates of Financial Accounting Standards Board rules governing the expensing of options is a factor in determining the vesting periods of stock options and restricted stock units.

Executive Compensation Tables

Summary Compensation Table

The following table summarizes compensation information for our President/Chief Executive Officer, chief financial officer and our three other most highly compensated executive officers (the “Named Executive Officers”):

Name and Principal Position	Year	Salary	Bonus (1)	Stock Awards (2)	All Other Compensation (3)	Total
James D. Rickard,	2014	400,000	200,000	888,500	65,700	1,554,200
President and Chief	2013	370,000	130,000	138,300	69,700	708,000
Executive Officer	2012	370,000	80,000	76,700	62,900	589,600
Paul A. Chrisco, Executive	2014	188,500	36,800	433,500	31,400	690,200
Vice President and Chief	2013	178,500	65,600	31,600	29,400	305,100
Financial Officer	2012	173,500	33,700	30,800	27,300	265,300
Michael K. Bauer,	2014	200,000	31,500	28,000	30,700	290,200
Executive Vice President	2013	196,600	34,300	30,500	33,200	294,600
and Chief Credit Officer	2012	193,000	32,800	30,000	29,400	285,200
Kevin J. Cecil, Executive	2014	175,275	33,100	350,000	28,300	586,675
Vice President	2013	171,000	34,100	30,300	30,000	265,400
	2012	167,000	29,100	24,000	26,100	246,200
Bill D. Wright, Executive	2014	147,200	22,000	19,600	22,800	211,600
Vice President, Treasurer,	2013	143,600	25,100	22,300	24,900	215,900
and Director of Planning	2012	140,000	24,800	21,800	22,700	209,300

(1)         Seventy-five percent of the cash awards earned in 2012, 2013 and 2014 under the Senior Management Bonus Plan were paid in 2012, 2013 and 2014, respectively.  The remaining twenty-five percent of the cash awards earned (the “Delayed Cash Awards”) in each year must meet additional restrictions before they can be paid.  See the discussion above under “Currently Paid Compensation Elements — Senior Management Bonus Plan.”  The Delayed Cash Awards for each year are included in the “All Other Compensation” column above for the applicable year.

(2)         The amounts under this column represent the estimate of aggregate cost of various stock awards to be recognized over the service period determined as of the grant date under Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) 718, excluding the effect of estimated forfeitures, relating to restricted stock units (“RSUs”) granted to Mr. Rickard and to the other Named Executive Officers in 2014, 2013 and 2012.  These amounts were calculated based on the fair market value of a share of the Company’s Common Stock on the date of grant and on the assumption that all units would fully vest for each of the Named Executive Officers.

(a)   Restricted Stock Units.  Under our Stock Award Plan we granted RSUs to Messrs. Rickard, Chrisco, Bauer, Cecil, and Wright as depicted in the table below.  As required by FASB ASC 718, this column reflects the estimated aggregate cost of the RSUs to be recognized over the service period as of the grant date.

(b)   Restricted Stock Units — Senior Management Bonus Plans.  Additionally, under our Senior Management Bonus Plan and our Stock Award Plan, a percentage of each participant’s total bonus award is paid in RSUs, as determined by the Company’s Compensation Committee.  For 2014, approximately 40% of the total bonuses awarded to Messrs. Chrisco, Bauer, Cecil, and Wright was represented by RSUs, with 1/3 vesting in January 2015, 1/3 vesting in January 2016, and 1/3 vesting in January 2017.  RSU’s awarded under our Senior Management Bonus Plan are awarded in the January following the performance year but the associated cost of the awards is reflected in the performance year, not the year of the grant.  The following table reflects the various grants of RSUs included in the table above.

Executive Officer	Total RSUs Granted		Grant Date	Grant Date Fair Market Value	Number of RSUs Vesting	Vesting Date
James D. Rickard	8,000		12/15/2014	$26.72	2,666	1/2/2015
					2,667	1/2/2016
					2,667	1/2/2017
	30,000		3/18/2014	$22.49	10,000	3/18/2017
					10,000	3/18/2018
					10,000	3/18/2019
	7,000		12/12/2013	$19.76	2,333	1/3/2014
					2,333	1/3/2015
					2,334	1/3/2016
	6,000		12/18/2012	$12.78	2,000	1/3/2013
					2,000	1/3/2014
					2,000	1/3/2015
Paul A. Chrisco	1,222	^	1/14/2015	$26.75	407	1/14/2015
					407	1/14/2016
					408	1/14/2017
	15,000		12/15/2014	$26.72	1,000	12/15/2015
					2,000	12152/2016
					3,500	12/15/2017
					4,000	12/15/2018
					4,500	12/15/2019
	1,575	^	1/21/2014	$22.49	525	1/22/2014
					525	1/22/2015
					525	1/22/2016
	2,250	^	1/15/2013	$20.09	750	1/15/2013
					750	1/15/2014
					750	1/15/2015
Michael K. Bauer	1,047	^	1/14/2015	$26.75	349	1/14/2015
					349	1/14/2016
					349	1/14/2017
	1,518	^	1/21/2014	$22.49	506	1/22/2014
					506	1/22/2015
					506	1/22/2016
	2,190	^	1/15/2013	$20.09	730	1/15/2013
					730	1/15/2014
					730	1/15/2015
Kevin J. Cecil	1,101	^	1/14/2015	$26.75	367	1/14/2015
					367	1/14/2016
					367	1/14/2017
	12,000		12/15/2014	$26.72	1,000	12/15/2015
					2,000	12/15/2016
					4,000	12/15/2017
					5,000	12/15/2018

	1,509	^	1/21/2014	$22.49	503	1/22/2014
					503	1/22/2015
					503	1/22/2016
	1,753	^	1/15/2013	$20.09	584	1/15/2013
					584	1/15/2014
					585	1/15/2015
Bill D. Wright	732	^	1/14/2015	$26.75	244	1/14/2015
					244	1/14/2016
					244	1/14/2017
	1,109	^	1/21/2014	$22.49	370	1/22/2014
					370	1/22/2015
					369	1/22/2016
	1,588	^	1/15/2013	$20.09	529	1/15/2013
					529	1/15/2014
					530	1/15/2015

^RSUs were issued under the Senior Management Bonus Plan

(3)  The amounts reported for 2014 are shown in the table below and reflect all perquisites and other personal benefits and (A) Delayed Cash Awards (defined above in footnote 1), (B) the dollar value of life insurance premiums paid by us, and (C) amounts we contributed to defined contribution plans.

For Mr. Rickard, the amount reported also includes $45,000 contributed to his deferred compensation account (See “Non-Qualified Deferred Compensation” later in this proxy statement) and the premiums we paid for an additional term life insurance policy with a death benefit of $500,000.

The perquisites and other personal benefits reported in the table below include (a) the dollar value of premiums for supplemental long-term disability insurance purchased for our senior management team and (b) the yearly car allowance or valuation.

	Additional All Other Compensation				Perquisites and Other Personal Benefits
Name	Delayed Cash Award	Life Insurance Premiums	401(k) Plan Matching Contribution	SERP Contribution	Disability Insurance Premiums	Car Allowance
James D. Rickard	0	2,642	10,400	45,000	3,775	3,850
Paul A. Chrisco	12,253	242	7,529	0	1,975	9,400
Michael K. Bauer	10,500	242	7,996	0	2,995	9,000
Kevin J. Cecil	11,042	242	7,006	0	2,813	7,200
Bill D. Wright	7,341	242	5,884	0	2,160	7,200

Grants of Plan-Based Awards

This table shows the number of restricted stock units (“RSUs”) granted to each named executive officer in 2014. The restricted stock units vest over three periods.  See the table above for the number of RSUs that will vest on a particular vesting date.

Executive Officer	RSUs Granted in 2014		Grant Date
James D. Rickard	30,000		3/18/2014
	8,000		12/15/2014
Paul A. Chrisco	1050	^	1/21/2014
	15,000		12/15/2014
Michael K. Bauer	1012	^	1/21/2014
Kevin J. Cecil	1006	^	1/21/2014
	12,000		12/15/2014
Bill D. Wright	739	^	1/21/2014

Narrative Disclosure to Summary Compensation Table

We refer you to “Compensation Discussion and Analysis” above for a detailed discussion of the various components of compensation that our Named Executive Officers received in 2014.  Specifically, we refer you to the following sections:

•                         “Senior Management Bonus Plan” for a discussion of the purpose of cash bonuses and the Delayed Cash Awards for 2014; and

•                         “Restricted Stock Units” for a discussion of the purpose and terms of the restricted stock units.

Employment Agreements

As discussed in “Compensation Discussion and Analysis” above, we believe employment agreements help us attract and retain exceptional executives.  Employment agreements protect both us and our executives by clarifying in advance each party’s expectations and rights regarding responsibilities, compensation, and circumstances for termination.  Accordingly, we have entered into an employment agreement with each of our Named Executive Officers.

Each employment agreement provides the executive with a base salary, which may be increased from time to time as approved by the Board of Directors.  The base salary for each of our Named Executive Officers in 2014 is set forth in the column labeled “Salary” in the Summary Compensation Table above. Each employment agreement had an initial term of two years and is automatically extended each year for an additional year on each annual anniversary date so that at any time the remaining term of the agreement will be from one to two years.  The automatic extensions will cease when either party notifies the other of its intention to stop such extensions.

During the term of their respective employment agreements, the executives are entitled to participate in any retirement benefit, or incentive plans provided to our employees and executives, to the extent commensurate with their then duties and responsibilities, including supplemental long term disability insurance.  In addition, we are required to maintain a $500,000 term life insurance policy for Mr. Rickard.  Both we and the executives have the right to terminate the employment agreements for any reason.  Each agreement contains provisions prohibiting the executive (during the remaining term of the employment agreement) from: (a) competing with the Company within 75 miles of our main office; (b) soliciting our customers; or (c) attempting to hire our employees.  Such provisions would apply if the executives were terminated or left the Company for any reason other than in the event of a “Change in Control.”

Outstanding Equity Awards at Fiscal Year End (Depicted in 2 Tables)

Stock Award Table

The following table summarizes restricted stock units grants that have not vested for each of our named executive officers as of December 31, 2014:

Executive Officer	Grant Date	Number of RSUs that Have Not Vested		Market Value as of 12/31/14 of RSUs that Have Not Vested (9)
James D. Rickard	12/18/2012	2,000	(1)	$54,400
	12/12/2013	4,667	(2)	126,942
	3/18/2014	30,000	(3)	816,000
	12/15/2014	8,000	(4)	217,600
Paul A. Chrisco	1/15/2013	750	(5)	20,400
	1/21/2014	1,050	(6)	28,560
	12/15/2014	15,000	(7)	408,000
Michael K. Bauer	1/15/2013	730	(5)	19,856
	1/21/2014	1,012	(6)	27,526
Kevin J. Cecil	1/15/2013	585	(5)	15,912
	1/21/2014	1,006	(6)	27,363
	12/15/2014	12,000	(8)	326,400
Bill D. Wright	1/15/2013	530	(5)	14,416
	1/21/2014	739	(6)	20,101

(1) Vesting date January 3, 2015.

(2) Vesting is as follows: 2,333 units — January 3, 2015 and 2,334 units — January 3, 2016.

(3) Vesting is as follows: 10,000 units — March 18, 2017, 10,000 units — March 18, 2018 and 10,000 units — March 18, 2019

(4) Vesting is as follows: 2,666 units — January 2, 2015, 2,667 units — January 2, 2016 and 2,667 units — January 3, 2017

(5) For each executive officer, the vesting date is January 15, 2015.

(6) For each executive officer, vesting is as follows: 1/2 units — January 22, 2015, and 1/2 units — January 22, 2016.

(7) Vesting is as follows: 1,000 units — December 15, 2015, 2,000 units — December 15, 2016, 3,500 units — December 15, 2017, 4,000 units — December 15, 2018 and 4,500 units — December 15, 2019

(8) Vesting is as follows: 1,000 units — December 15, 2015, 2,000 units — December 15, 2016, 4,000 units — December 15, 2017 and 5,000 units — December 15, 2018

(9) The market value of a share of Company Common Stock was $27.20 as of December 31, 2014

Option Award Table

The following table summarizes the unexercised stock options for each of our Named Executive Officers as of December 31, 2014:

Executive Officer	Grant Date	Number of Securities Underlying Unexercised Options That were Exercisable at Year End	Option Exercise Price (1)	Option Expiration Date
James D. Rickard	6/16/2005	2,500	$24.76	6/15/2015
	7/26/2006	3,000	$24.09	7/25/2016
	6/26/2007	5,000	$22.52	6/25/2017
Paul A. Chrisco	6/16/2005	2,500	$24.76	6/15/2015
	7/26/2006	3,000	$24.09	7/25/2016
	6/26/2007	3,000	$22.52	6/25/2017

Michael K. Bauer	—	—	—	—
Kevin J. Cecil	6/16/2005	2,500	$24.76	6/15/2015
	7/26/2006	3,000	$24.09	7/25/2016
	6/26/2007	3,000	$22.52	6/25/2017
Bill D. Wright	3/28/2006	2,000	$22.32	3/27/2016
	7/26/2006	2,000	$21.90	7/25/2016
	11/2/2006	3,000	$22.22	11/1/2016
	6/26/2007	3,000	$22.52	6/25/2017

(1)        The option exercise price of the stock options granted on June 16, 2005, July 26, 2006, and June 26, 2007 each include a 10% premium over the closing market price of a share of Common Stock on the relevant grant date; except that the options granted to Mr. Wright on July 26, 2006 contained no such premium.

Non-Qualified Deferred Compensation

In December of 2011, we entered into a Deferred Compensation Agreement (“SERP”) with Mr. Rickard.  In accordance with the terms of the SERP, we credited the amount of $40,000 to a deferred compensation account (the “SERP Account”) in Mr. Rickard’s name, for bookkeeping purposes only, in 2011 and 2012.  $45,000 was credited to such account in 2013 and 2014.  Prior to the close of each calendar year through the year of Mr. Rickard’s termination with the Company, we shall credit to the SERP Account a minimum of $35,000.  If Mr. Rickard terminates employment prior to December 31 of any calendar year, the amount to be credited to the SERP Account for the year of termination of employment shall be pro-rated.  Upon termination of Mr. Rickard’s employment, the Company shall distribute the SERP Account balance in a lump sum payment to Mr. Rickard on the first business day of the seventh month following the month in which he terminates.  All amounts credited to the SERP Account shall be credited with interest at a rate equal to 120% of the Applicable Federal Long-Term Rate (the “APR”), compounded quarterly, until the SERP Account has been fully distributed.  The APR for December of 2014 was 3.25%.  Mr. Rickard is fully vested in the SERP Account.

Name	Company Contributions in Last Fiscal Year	Aggregate Balance at Last Fiscal Year End
James D. Rickard(1)	$45,000	$178,800
Paul A. Chrisco	—	—
Michael K. Bauer	—	—
Kevin J. Cecil	—	—
Bill D. Wright	—	—

(1) The amount reported in the “Company’s Contributions” and “Aggregate Balance” columns (except for credited interest) is reported under “All Other Compensation” in the Summary Compensation Table.

Potential Payments Upon Termination of Employment Agreement or Change in Control.

Messrs. Rickard, Chrisco, Cecil, Bauer, and Wright are entitled to receive certain termination payments and change in control payments pursuant to the terms of their employment agreements.  We do not have a Company severance policy.

Payments upon Termination of Employment Agreement

Each of the executives, assuming he is still employed with us, will be entitled to the following severance benefits if, prior to a change in control of the Company, we terminate his employment agreement without cause, or he terminates his employment because we have materially breached the employment agreement and failed to cure the material breach within fifteen (15) days after we have received written notice of the breach (a “Qualifying Termination”):

•                  In equal monthly installments beginning with the first business day of the month following the date of termination, a cash severance amount equal to the executive’s “base salary” which the executive would have earned over the remaining term of his agreement; provided, however, the first six (6) months of compensation payments may be required to be deferred to the seventh month in accordance with Section 409A of the Internal Revenue Code (the “Code”); and

•                 Subject to certain exceptions, continued participation in our group insurance plans for the remaining term of his agreement or until he is employed by another employer which provides similar benefits.

For purposes of computing an executive’s cash severance amount, the executive’s “base salary” will be his then current base salary, which cannot be less than the amount specified in his employment agreement.  The following table sets forth each executive’s most recent base salary amount.

Severance Payment Table

The following table summarizes the severance payments of base salary and the estimated cost to the Company of personal benefits that Messrs. Rickard, Chrisco, Bauer, Cecil, and Wright would each receive, assuming a Qualifying Termination of his employment agreement as of December 31, 2014:

Name	Yearly Base Salary as of 12/31/14	Monthly Base Salary	Cost of Monthly Personal Benefits (1)	Termination Date of Employment Agreement as of 12/31/14	No. of Monthly Payments of Base Salary Due Upon Termination	Total Payment
James D. Rickard	$400,000	$33,333	1,598	July 26, 2016	19	$663,695
Paul A. Chrisco	188,500	15,708	1,248	July 3, 2016	19	322,170
Michael K. Bauer	200,000	16,667	1,333	March 31, 2016	15	269,995
Kevin J. Cecil	175,275	14,606	589	August 22, 2016	20	303,905
Bill D. Wright	147,200	12,267	1,263	December 18, 2016	24	324,712

(1)         The amounts reflected in this column for the Named Executive Officers include premiums paid for long-term disability insurance, life insurance, health insurance, and our contributions to their Health Savings Accounts.  The annual cost of health insurance for each officer is estimated to be $11,259, except for Mr. Cecil, whose cost is estimated to be $3,455

Payments Upon “Change in Control”

Definition of “Change in Control”

A “Change in Control” is currently defined in each of the employment agreements for each Named Executive Officer to correspond with the definition of “a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company,” as defined in Section 409A of the Code and corresponding regulations.

If a Change in Control occurs, assuming they are still employed with us, each of the Named Executive Officers will be entitled to receive lump sum payments in the amounts and in the circumstances described in the “Compensation Discussion and Analysis” section above under “Payments under Employment Agreements upon Change in Control or Termination of Employment.”  However, the lump sum payment will be deferred until the first business day of the seventh month following the date of the Change in Control of the Company in accordance with Section 409A of the Code if the executive meets the definition of a “specified employee” under that section.

The executives will also be entitled (subject to certain restrictions, including those imposed by Sections 280G and 4999 of the Code) to continue to participate in our group insurance plans for a period of 24 months (36 months in the case of Mr. Rickard) from the date of the Change in Control or until employed by another employer who provides similar benefits.  Except for Mr. Rickard, payments and/or benefits will be reduced to the extent necessary to ensure that the executives do not receive any “parachute payment” as such term is defined under Section 280G of the Code.  The restricted stock units awarded to Mr. Rickard in March of 2014 will accelerate upon a Change in Control.  Further, the Company will pay Mr. Rickard gross-up fees to cover any excise taxes imposed upon him under Section 280G.

Change in Control Compensation Table

The following table summarizes the Change in Control Compensation that Messrs. Rickard, Chrisco, Bauer, Cecil, and Wright would each be entitled to receive, assuming (1) each was entitled to receive such payment; and (2) the Change in Control occurred as of December 31, 2014.

Name	Yearly Base Salary as of 12/31/14	Cost of Multiple of Base Salary to be Provided by the Company(1)	Cost of Personal Benefits to Company (2)(3)	Average Car Allowance for Past 2 Years	Cost of Multiple of Average Car Allowance to be Provided by the Company (4)	Average of Yearly Bonus Paid for 2013 and 2014	Cost of Multiple of Average Yearly Bonus to be Provided by the Company (5)	Total Payment
James D. Rickard	$400,000	$1,200,000	$57,528	n/a	n/a	n/a	n/a	$1,257,528
Paul A. Chrisco	188,500	377,000	29,952	8,300	$16,600	$295,787	$182,100	605,652
Michael K. Bauer	200,000	400,000	31,992	9,000	18,000	73,128	149,954	599,946
Kevin J. Cecil	175,275	350,550	14,126	7,200	14,400	235,019	138,664	517,740
Bill D. Wright	147,200	294,400	30,322	7,200	14,400	52,332	109,158	448,280

(1)         Three times yearly base salary for Mr. Rickard and two times the yearly base salary for Messrs. Chrisco, Bauer, Cecil, and Wright.

(2)         Cost to the Company of personal benefits for thirty-six (36) months for Mr. Rickard and twenty-four (24) months for Messrs. Chrisco, Bauer, Cecil, and Wright.

(3)         The amounts reflected in this column for the Named Executive Officers include (i) premiums paid for life insurance, for long-term disability insurance, for supplemental long-term disability insurance purchased for our senior management team, and (ii) $11,259 in premiums for health insurance benefits that Messrs. Rickard, Chrisco, Bauer, and Wright would receive upon a Change in Control and $3,455 for Mr. Cecil, as well as the Company’s cost for health savings account contributions.

(4)  Two times the average car allowance for the past two years, except for Mr. Rickard, who does not receive any cash payments with respect to his car allowance.

(5)  Two times the average yearly bonus paid for 2013 and 2014, except for Mr. Rickard, who does not receive any payment with respect to his bonus.  The amounts reflected in this column assume that the officers would qualify to receive the 25% component of the bonuses earned under the 2014 Senior Management Bonus Plan that is payable if certain conditions concerning nonperforming assets,  tangible equity, net income, and performance ratings continue to be met. (See discussion under “Currently Paid Compensation Elements—Senior Management Bonus Plan.”)

Compensation Committee Report

The Compensation Committee of our Board of Directors has furnished the following report:

The Compensation Committee determines the total compensation of the Company’s President/Chief Executive Officer.  With input from the Company’s President/Chief Executive Officer, Chief Financial Officer, and Chief Human Resources Officer, the Compensation Committee also determines the total short-term and long-term compensation of the Directors and other executive officers of the Company.  The Compensation Committee does not have the power to delegate its authority.  For a discussion of the Compensation Committee’s Charter and the Company’s Executive Compensation Philosophy Statement, see the “Compensation Philosophy” section above under “Compensation Discussion and Analysis.”

To determine the compensation for the President/Chief Executive Officer, other executive officers, and Directors, the Compensation Committee reviews the following items, as applicable:

•                                        the individual’s current total compensation package;

•                                        the Company’s financial performance;

•                                        how well the individual met the performance goals the Compensation Committee previously established for the individual;

•                                        the importance of the individual to the Company’s financial performance;

•                                        economic conditions within the industry;

•                                        industry surveys and other information regarding compensation paid to executives and directors performing similar duties for financial institutions in the Company’s market area or financial institutions of a size comparable to the Company, wherever located; and

•                                        the size of the Company and the complexity of its operations.

The Compensation Committee periodically reviews each component of the Company’s executive compensation program to ensure that pay levels and incentive opportunities are competitive and that incentive opportunities are linked to various Company performance targets, which may include net income, asset quality, and regulatory compliance.  The Compensation Committee places significant weight on the recommendations of our President/Chief Executive Officer, as well as economic conditions and peer group compensation surveys, to provide additional information to support the compensation planning process.  As described in more detail in the “Process for Determining Compensation” section above under Compensation Discussion and Analysis,” the Compensation Committee has employed compensation consultants in recent years to review our proposed incentive compensation programs and to conduct overall compensation reviews for our senior management team and certain other officers.  The consultants have reported directly to the Compensation Committee, and the Committee discussed, reviewed, and approved all consulting projects performed by them.

The Compensation Committee annually reviews the Company’s compensation plans (see the “Compensation Policies and Practices Relating to Risk Management” section above under “Compensation Discussion and Analysis”) in light of the risks posed by such plans, and we do not believe that risks arising from the compensation policies and practices for our employees are reasonably likely to have a material adverse effect upon the Company.

Please refer to “Compensation Discussion and Analysis” above for a more thorough discussion of the Company’s philosophy and procedures. The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management.  Based on the Compensation Committee’s review of the Compensation Discussion and Analysis and discussions with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s proxy statement for its 2014 Annual Shareholders’ Meeting.

COMPENSATION COMMITTEE

R. Wayne Estopinal, Chairman	Gary L. Libs	Kerry M. Stemler	James E. Geisler

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee received fees totaling $120,000 or more during 2014.

In addition, Directors of the Company, including the members of the Compensation Committee (R. Wayne Estopinal, Gary L. Libs, Kerry M. Stemler, and James E. Geisler), have loans from Your Community Bank and The Scott County State Bank that were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons not related to the Company and, in the opinion of management,  did not involve more than the normal risk of collectability or present other unfavorable features.

Additional information concerning transactions with related persons is hereby incorporated by reference to Note 4, “Loans,” and Note 6, “Deposits,” of our December 31, 2014 audited consolidated financial statements filed on Form 10-K.

Proposal 4:  Approval (on a Non-Binding Advisory Basis) of Our Executive Compensation

As required by Section 14A of the Securities and Exchange Act of 1934, as amended, we are seeking advisory shareholder approval on the compensation paid to our Named Executive Officers as disclosed in this proxy statement (commonly referred to as “Say-on-Pay”).

In the section of this proxy statement entitled “Compensation Discussion and Analysis,” we have described the compensation packages for our executive management team, as well as the process by which our Compensation Committee determines the compensation for our executive management team.  Further, the sections of this proxy statement beginning with “Summary Compensation Table” and ending with “Potential Payments upon Termination of Employment Agreement or Change in Control” describe in specific detail the compensation that we paid our Named Executive Officers in 2014.

We believe this disclosure provides our shareholders with the information they need to make an informed decision regarding whether or not to approve our compensation programs for our Named Executive Officers.  We ask that you endorse the following proposal:

“The Company’s overall compensation programs for its Named Executive Officers, as described in the Compensation Discussion and Analysis section and the Executive Compensation section of this proxy statement, are APPROVED.”

If you submit a proxy but there is no designation on your proxy as to how the shares represented should be voted, the proxy will be voted for the approval of the compensation paid to the Company’s Named Executive Officers.  The affirmative vote of the holders of a majority of shares represented in person or by proxy and entitled to vote on this proposal will be required for approval.

Your vote on this Proposal 4 is advisory, and therefore not binding on the Company, the Compensation Committee, or the Board of Directors.  The vote will not be construed to overrule any decision by the Company or the Board of Directors; to create or imply any change to the fiduciary duties of the Company or the Board of Directors; or to create or imply any additional fiduciary duties for the Company or the Board of Directors.  However, our Board of Directors and our Compensation Committee value the opinions of our shareholders and to the extent there is any significant vote against the compensation paid to our Named Executive Officers as disclosed in this proxy statement, we will consider our shareholders’ concerns, and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

The Board of Directors recommends that you vote FOR the Proposal to Approve (on a Non-Binding Advisory Basis) Our Executive Compensation

Stock Ownership Tables

By Certain Beneficial Owners

The table below shows persons known to us, as of February 12, 2015, to be the beneficial owner of more than 5% of our outstanding shares of common stock.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned		Percent of Outstanding Shares (1)
Wellington Management Group LLP	387,381	(2)	7.20%
c/o Wellington Management Company LLP
280 Congress Street
Boston, MA 02210

(1)               Based on 5,378,030 shares of our common stock outstanding as of March 12, 2015.

(2)               Based on a Schedule 13G filed with the SEC on February 12, 2015, by Wellington Management Group LLP on its own behalf and on behalf of its subsidiaries identified therein, reflecting beneficial ownership as of December 31, 2014. The Schedule 13G reflects 387,381 shares held with shared voting and dispositive power.

By Directors, Director Nominees, and Executive Officers

The table below shows, as of March 13, 2014, the amount of our Common Stock that is beneficially owned by the members of our Board of Directors and our Named Executive Officers and by all of our Directors and executive officers as a group.

Name of Beneficial Owner	Number of Shares Not Subject to Options or Vesting of RSUs (1),(2)		Number of Shares Subject to Exercisable Options(2),(3)	Total Number of Shares Beneficially Owned	Percent of Class(4)
George M. Ballard	17,701	(5)	3,000	20,701	*
R. Wayne Estopinal	13,593	(6)	3,000	16,593	*
James E. Geisler	10,000		0	10,000	*
Phillip J. Keller	671		0	671	*
Gerald T. Koetter	100,049	(7)	2,000	102,049	1.90%
Gary L. Libs	177,971	(8)	4,000	181,971	3.38%
James D. Rickard	40,357	(9)	10,500	50,857	*
Kerry M. Stemler	98,018	(10)	4,000	102,018	1.90%
Steven R. Stemler	18,507	(11)	3,000	21,507	*
Michael K. Bauer	8,446	(12)	0	8,446	*
Kevin J. Cecil	13,448	(13)	8,500	21,948	*
Paul A. Chrisco	13,901	(14)	8,500	22,401	*
Bill D. Wright	9,599	(15)	10,000	19,599	*
Total of all Directors and Executive Officers as a group.	532,598		65,000	597,598	10.98%

*Ownership is less than 1%.

(1)         All entries based on information provided to the Company by its Directors and executive officers.

(2)         For purposes of this table, a person is considered to beneficially own shares of Common Stock if he directly or indirectly has or shares voting power, which includes the power to vote or to direct the voting of the shares, or investment power, which includes the power to dispose or direct the disposition of the shares, or if he has the right to acquire the shares under options which are exercisable currently or within 60 days of March 13, 2015.

                        Each person named in the above table has sole voting power and sole investment power with respect to the indicated shares unless otherwise noted.  A person is considered to have shared voting and investment power over shares indicated as being owned by the spouse or the IRA of the spouse of that person.

(3)         In addition to the “Number of Shares Subject to Exercisable Options,” each employee beneficial owner holds the following unvested RSUs, which are not included in the table above.  Directors do not hold RSUs.

Name of Beneficial Owner	Number of Unvested RSUs
James D. Rickard	37,668
Michael K. Bauer	1,204
Kevin J. Cecil	13,237
Paul A. Chrisco	16,340
Bill D. Wright	857
Total of all Directors and Executive Officers as a group.	71,127

For more information regarding the RSUs, see the sections titled “Compensation Discussion and Analysis /Long-Term Compensation Elements- Restricted Stock Units” and “Executive Compensation Tables — Grants of Plan-Based Awards.”

(4)                     Shares of Common Stock attributed to a named person by virtue of options exercisable currently or within sixty days of March 13, 2015 are deemed outstanding for purposes of computing the percentage of outstanding shares of Common Stock owned by such person (and for all Directors and executive officers as a group) but are not deemed outstanding for purposes of computing the percentage of any other person

(5)                     Includes 3,790 shares held in Mr. Ballard’s IRA.

(6)                     All shares are owned jointly by Mr. Estopinal and his spouse.

(7)                     Includes (a) 53,215 shares held by Koetter Financial Investments LLC, a family held limited liability company, of which Mr. Koetter is a partial owner and managing member, (b) 10,674 shares held in Mr. Koetter’s IRA, (c) 816 shares owned by Mr. Koetter’s spouse, (d) 922 shares owned by his children, and (e) 34,422 shares held in the C. Thomas Young Family Trust, of which Mr. Koetter serves as a co-trustee.  Mr. Koetter has served as a director of the Company since 2011.

(8)                    Includes (a) 15,000 shares held in Mr. Libs’s IRA, (b) 47,435 shares owned jointly by Mr. Libs and his spouse, (c) 4,898 shares owned by his spouse and (d) 12,117 shares held in his spouse’s IRA.

(9)                     Includes 6,699 shares held in Mr. Rickard’s IRA, and 20,382 shares owned jointly with his spouse.

(10)              Includes (a) 77,295 shares held jointly with Mr. Stemler’s spouse, (b) 11,233 shares held in Mr. Stemler’s IRA, (c) 333 shares owned by Mr. Stemler’s daughter, and (d) 9,157 shares held in his spouse’s IRA.

(11)              Includes 12,507 shares owned jointly with his spouse.

(12)              Includes 4,017 shares held in Mr. Bauer’s IRA.

(13)              Includes 674 shares held in Mr. Cecil’s IRA and and 11,861 shares held jointly with his spouse.

(14)              Includes 3,625 shares held in Mr. Chrisco’s IRA.

(15)              Includes 3,190 shares held in Mr. Wright’s IRA.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and 10% shareholders to file with the SEC reports of ownership and changes in ownership of our common stock.  All ownership reports were timely filed in 2014.

Proposal 5:  Approval of the Company’s 2015 Stock Award Plan

Our growth depends upon the efforts of our officers, directors, employees, consultants, and advisors, and we believe that the proposed COMMUNITY BANK SHARES OF INDIANA, INC. 2015 STOCK AWARD PLAN (the “Plan”) will provide an effective means of attracting and retaining qualified key personnel while encouraging a long-term focus on maximizing shareholder value. The Plan has been adopted by our board, subject to shareholder approval at the annual meeting. Our Board of Directors proposes that our shareholders approve the Plan.  The principal features of the Plan are summarized below. This summary is qualified in its entirety, however, by reference to the Plan, which is attached to this proxy statement as Appendix A.

Purpose of the Proposal

Providing officers, directors, employees, consultants, and advisors with a proprietary interest in the growth and performance of our Company is crucial to stimulating individual performance while simultaneously enhancing shareholder value. The board intends for the Plan to replace our 2005 Stock Award Plan (the “2005 Plan”), which was previously approved by the Company’s shareholders. Currently, 259,383 shares of common stock remain available for grant under the 2005 Plan. If the Plan is approved at the annual meeting, no future grants will be made under the 2005 Plan. We believe that adoption of the Plan will provide our Company with the continued ability to attract, retain, and motivate key personnel and board members in a manner aligned with the interests of shareholders.

Terms of the Plan

Administration of the Plan

The compensation committee of our board (or a subcommittee) will generally administer the Plan, and has the authority to make awards under the Plan and to set the terms of the awards. Our compensation committee is composed of three or more directors, each of whom qualifies as a “non-employee director” under Rule 16b-3 under the Securities Exchange Act of 1934 and an “outsider director” under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).  Each member also meets the director independence criteria under the applicable NASDAQ Capital Market listing rules.

Our compensation committee will have the authority to interpret the Plan, to establish any rules or regulations relating to the Plan that it determines to be appropriate and to make any other determination that it believes necessary or advisable for proper administration of the Plan.

Eligibility

Any officer, director, key employee or consultant or advisor of our Company or any of our subsidiaries will be eligible to receive awards (“Incentives”) under the Plan when designated as Plan participants. We currently have eight officers and nine non-employee directors (“Outside Directors”) eligible to receive Incentives under the Plan. Approximately 48 key employees currently participate in our Company’s stock award plans.

The compensation committee may grant Incentives under the Plan in any one or a combination of the following forms:

•                  incentive stock options under Section 422 of the Code;

•                  non-qualified stock options;

•                  stock appreciation rights;

•                  restricted stock;

•                  deferred stock units; and

•                  other stock-based awards.

Each type of Incentive is discussed in greater detail in “Types of Incentives” below.

Shares Issuable Through the Plan

As of March 9, 2015, a total of approximately 259,383 shares of common stock remained available for future award under our 2005 Plan.  The proposed Plan provides that the total number of shares of common stock that may be issued pursuant to awards under the Plan may not exceed 500,000 shares, representing approximately 9.3% of our outstanding shares of common stock as of March 12, 2015. The closing sale price of a share of our common stock, as quoted on the NASDAQ Capital Market on March 12, 2015, was $27.75.

Limitations and Adjustments to Shares Issuable Through the Plan

In order to comply with Section 162(m), the Plan limits the Incentives granted to any single participant in a fiscal year to no more than 50,000 shares of our common stock.  The Plan also includes an annual limitation of 10,000 on the number of shares of common stock which may be subject to awards made to our Outside Directors. The maximum number of shares that may be issued upon exercise of options intended to qualify as incentive stock options under the Code is 500,000.

Grants of restricted stock, deferred stock units, or other stock-based amounts are generally subject to vesting periods established by our compensation committee. In order to comply with Section 162(m), the Plan provides that the maximum value of other stock-based awards that are valued in dollars (whether or not paid in common stock) and scheduled to be paid out to any single participant in any fiscal year is $50,000.

For purposes of determining the maximum number of shares of common stock available for delivery under the Plan, shares that are not delivered because an Incentive is forfeited, canceled or settled in cash will not be deemed to have been delivered under the Plan. With respect to stock appreciation rights paid in shares, all shares to which the stock appreciation rights relate are counted against the Plan limits, rather than the net number of shares delivered upon exercise.

Proportionate adjustments will be made to all of the share limitations provided in the Plan, including shares subject to outstanding Incentives, in the event of any recapitalization, reclassification, stock dividend, stock split, combination of shares or other change in the shares of common stock. Further, the compensation committee may adjust the terms of any Incentive to the extent appropriate to provide participants with the same relative rights before and after the occurrence of any such event.

Amendments to the Plan

Our board may amend or discontinue the Plan at any time. However, our shareholders must approve any amendment that would:

•                  materially increase the number of issuable shares;

•                  materially increase the benefits accruing to participants;

•                  materially expand the classes of persons eligible to participate;

•                  expand the types of awards available for grant;

•                  materially extend the term of the Plan;

•                  reduce the price at which common stock may be offered through the Plan; or

•                  permit the repricing of an option or stock appreciation right.

No amendment or discontinuance of the Plan may materially impair any previously granted Incentive without the consent of the participant, except in the event of a change-in-control.  See “Change of Control” below.

Term of the Plan

No Incentives may be granted under the Plan more than ten years after the date the Plan is approved by our shareholders.

Award Agreements

Grants of Incentives will be subject to the terms and conditions of the Plan and may also be subject to additional restrictions imposed by the compensation committee and detailed in an award agreement between the Company and the participant. An agreement’s additional restrictions may include provisions requiring the forfeiture of outstanding Incentives in the event of the participant’s termination of employment or, in the case of performance-based grants, if applicable goals or targets are not met.

Types of Incentives

Each type of Incentive that may be granted under the Plan is described below.

Stock Options

A stock option is a right to purchase shares of our common stock from us. The compensation committee will determine the number and exercise price of the options and when the options become exercisable. However, the option exercise price may not be less than the fair market value of a share of common stock on the date of grant, except for an option granted in substitution of an outstanding award in an acquisition transaction. The term of an option will also be determined by the compensation committee, but may not exceed ten years. The compensation committee may accelerate the exercisability of any stock option at any time. As noted above, the compensation committee may not, without the prior approval of our shareholders, decrease the exercise price for any outstanding option after the date of grant. In addition, an outstanding option may not, as of any date that the option has a per share exercise price that is greater than the then current fair market value of a share of our common stock, be surrendered to us as consideration for the grant of a new option with a lower exercise price, another Incentive, a cash payment or shares of our common stock, unless approved by our shareholders. The Plan permits the compensation committee to grant both non-qualified and incentive stock options. Incentive stock options will be subject to certain additional requirements necessary in order to qualify as incentive stock options under Section 422 of the Code.

The option exercise price may be paid in cash; by check; in shares of common stock; through a “cashless” exercise arrangement with a broker approved by us; if approved by the compensation committee, through a net exercise procedure; or in any other manner authorized by the compensation committee.

Stock Appreciation Rights

A stock appreciation right, or SAR, is a right to receive, without payment to us, a number of shares of our common stock determined by dividing the product of the number of shares for which the stock appreciation right is exercised and the amount of the appreciation in each share by the fair market value of a share on the date of exercise. The compensation committee will determine the base price used to measure share appreciation, which may not be less than the fair market value of a share of our common stock on the date of grant; whether the right may be paid in cash; and the number and term of stock appreciation rights, provided that the term of a stock appreciation right may not exceed ten years. The compensation committee may accelerate the exercisability of any stock appreciation right at any time. The Plan restricts decreases in the base price and certain exchanges of stock appreciation rights on terms similar to the restrictions described above for options.

Restricted Stock

Shares of restricted stock are shares of our common stock granted by the compensation committee and made subject to certain restrictions on sale, pledge, or other transfer by the participant during a particular period of time established by the compensation committee (the restricted period). The Plan permits incremental vesting of portions of the award over the restricted period.

If vesting of the shares is subject to the future attainment of specified performance goals, the restricted period for employees, consultants, or advisors must be long enough to satisfy the requirements of Section 162(m) of the Code, including the requirement that the compensation committee set the performance goals no later than 90 days after the performance period applicable to an award has commenced (or, if such period of service is less than one year, not later than the date on which 25% of such period has elapsed.)

Subject to the restrictions provided in the applicable award agreement and the Plan, a participant receiving restricted stock may have all of the rights of a shareholder as to such shares, including the right to receive dividends.

Deferred Stock Units

A deferred stock unit represents the right to receive from our Company one share of our common stock on a specific future vesting or payment date.  Deferred stock units have certain restrictions on sale, pledge or other transfer by the participant during the restricted period established by the compensation committee. The Plan permits incremental vesting of portions of the award over the restricted period.

If vesting of the shares is subject to the future attainment of specified performance goals, the restricted period for employees, consultants, or advisors must be long enough to satisfy the requirements of Section 162(m) of the Code.

Subject to the restrictions provided in the applicable award agreement and the Plan, a participant receiving deferred stock units has no rights as a shareholder as to such units until shares of our common stock are issued to the participant.  Deferred stock units may be granted with dividend equivalent rights.

Other Stock-Based Awards

The Plan also permits the compensation committee to grant to participants awards of shares of our common stock and other awards that are denominated in, payable in, valued in whole or in part by reference to, or are otherwise based on the value of, or the appreciation in value of, shares of our common stock (other stock-based awards). The compensation committee has discretion to determine the times at which such awards are to be made, the size of such awards, the form of payment, and all other conditions of such awards, including any restrictions, deferral periods or performance requirements. Other stock-based awards are subject to the same minimum vesting requirements and exceptions as described above for restricted stock and deferred stock units.

Performance-Based Compensation Under Section 162(m)

Performance-based compensation which meets the requires of Section 162(m) of the Code does not count toward the $1 million limit on our Company’s federal income tax deduction for compensation paid to its most highly compensated executive officers. Stock options and stock appreciation rights granted in accordance with the terms of the Plan will qualify as performance-based compensation under Section 162(m) of the Code.

Grants of restricted stock, deferred stock units, or other stock-based awards that we intend to qualify as performance-based compensation under Section 162(m) must be made subject to the achievement of pre-established performance goals as well as other applicable requirements of Section 162(m). The pre-established performance goals, as provided in the Plan, will be based upon any or a combination of the following criteria relating to our Company or one or more of our divisions or subsidiaries:

•                  return measures (including, but not limited to, total shareholder return, return on assets and return on equity);

•                  earnings measures (including, but not limited to, earnings per share, net income, net interest income, net interest margin and non-interest income);

•                  revenues;

•                  expense measures (including, but not limited to, expenses, operating efficiencies, efficiency ratios and non-interest expense);

•                  balance sheet measures (including, but not limited to, assets, loans, charge-offs, loan loss reserves, non-performing assets, deposits, asset quality levels, investments);

•                  enterprise risk management measures (including, but not limited to, interest-sensitivity gap levels, regulatory compliance, satisfactory internal or external audits, and financial ratings);

•                  fair market value of the Common Stock; and

•                  achievement of balance sheet or income statement objectives, or other financial, accounting or quantitative objectives established by the compensation committee.

These performance goals may be measured for achievement or satisfaction during the period the compensation committee permits the participant to satisfy or achieve the performance goals and may be in absolute terms or measured against, or in relationship to, other companies comparably, similarly or otherwise situated or other external or internal measure and may be based on, or adjusted for, other objective goals, events, or occurrences established by the compensation committee for a performance period. Performance goals may be particular to a line of business, subsidiary or other division or the Company generally, and may, but need not be, based upon a change or an increase or positive result. Performance goals may include or exclude extraordinary charges, losses from discontinued operations, restatements and accounting changes and other unplanned special charges such as restructuring expenses, acquisitions, acquisition expenses, including expenses related to goodwill and other intangible assets, stock offerings, stock repurchases and loan loss provisions.

Our compensation committee has authority to use different targets from time to time within the realm of the performance goals as provided in the Plan and listed above. The regulations under Section 162(m) require that the material terms of the performance goals be reapproved by our shareholders every five years.

Termination of Employment or Service

If a participant ceases to be an employee of our Company or to provide services to us for any reason, including death, disability, early retirement or normal retirement, any outstanding Incentives may be exercised, will vest, or will expire at such times as may be determined by the compensation committee and as provided in the applicable award agreement.

Change of Control

In the event of a change of control of our Company, as defined in the Plan or in an award agreement, there is no automatic vesting or acceleration of awards.  Our compensation committee will have the authority to take a variety of actions regarding outstanding Incentives. Within a certain time frame and under specific conditions, our compensation committee may:

•                  accelerate the exercisability of any outstanding options, or the expiration of restriction periods or deferral periods of other Incentives that did not automatically accelerate under the applicable award agreement;

•                  require that all outstanding Incentives be exercised by a certain date;

•                  require the surrender to our Company of some or all outstanding Incentives in exchange for a stock or cash payment for each Incentive equal to its equivalent cash value, as determined by the compensation committee, as of the date of the change-in-control; or

•                  make any equitable adjustment to outstanding Incentives as our compensation committee deems appropriate to maintain and protect the rights and interests of the participants following a change-in-control.

Transferability of Incentives

The Incentives awarded under the Plan may not be transferred except (a) by will; (b) by the laws of descent and distribution; (c) pursuant to a domestic relations order (as defined in the Code), or (d) as to options only, if permitted by the compensation committee and so provided in the applicable award agreement, to immediate family members or to a partnership, limited liability company or trust for which the sole owners, members, or beneficiaries are the participant or immediate family members.

Payment of Withholding Taxes

We may withhold from any payments or stock issuances under the Plan, or collect as a condition of payment, any taxes required by law to be withheld. The participant may, but is not required to, satisfy his or her withholding tax obligation by electing to deliver currently owned shares of common stock or to have our Company withhold shares from the shares the participant would otherwise receive, in either case having a value equal to the minimum amount required to be withheld. This election must be made prior to the date on which the amount of tax to be withheld is determined and is subject to the compensation committee’s right of disapproval.

Purchase of Incentives

The compensation committee may approve the purchase by our Company of an unexercised or unvested Incentive from the holder by mutual agreement.

Certain Federal Income Tax Consequences

The following discussion is based on the Internal Revenue Code and applicable regulations thereunder in effect on the date hereof.  Any subsequent changes in the Internal Revenue Code or such regulations may affect the accuracy of this discussion.  In addition, this discussion does not consider any state, local or foreign tax consequences or any circumstances that are unique to a particular Plan participant that may affect the accuracy or applicability of this discussion.

Stock Options

Normally, a participant who is granted a stock option will not realize any income nor will our Company normally receive any deduction for federal income tax purposes in the year the option is granted.

Non-Qualified Stock Options

When a non-qualified stock option granted under the Plan is exercised, the participant will realize ordinary income measured by the difference between the aggregate purchase price of the shares acquired and the aggregate fair market value of the shares acquired on the exercise date.  A subsequent sale or exchange of such shares will result in gain or loss measured by the difference between (a) the exercise price, increased by any compensation reported upon the participant’s exercise of the option and (b) the amount realized on such sale or exchange. Any gain or loss will be capital in nature if the shares were held as a capital asset and will be long-term if such shares were held for more than one year.

Subject to the limitations of Section 162(m) of the Code, we will be entitled to a deduction in the year the option is exercised equal to the amount the participant is required to treat as ordinary income.

Incentive Stock Options

A participant will not recognize any taxable income upon exercise of an incentive stock option granted under the Plan, and if no disposition of those shares is made by such participant within two years after the date of grant and within one year after the exercise and transfer of those shares to the participant, then (a) upon the sale of the shares, any amount recognized in excess of the exercise price will be taxed as a long-term capital gain and any loss sustained will be taxed as a long-term capital loss, and (b) we will not be allowed any deduction for federal income tax purposes. Upon exercise of an incentive stock option, the participant may be subject to alternative minimum tax on certain items of tax preference.

If the shares of Common Stock acquired upon the exercise of an incentive stock option are disposed of prior to the expiration of the two-years-from-grant/one-year-from-transfer holding period, generally (a) the participant will recognize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares at exercise (or, if less, the amount realized upon disposition of the shares) over the exercise price, and (b) we will be entitled to deduct such amount. Any additional gain or loss realized will be taxed as short-term or long-term capital gain or loss, as the case may be, and may not be deducted by us.

If an incentive stock option is exercised at a time when it no longer qualifies as an incentive stock option, the option will be treated as a nonqualified stock option.

Stock Appreciation Rights

Generally, a participant who is granted a stock appreciation right under the Plan will not recognize any taxable income at the time of the grant. The participant will recognize ordinary income upon exercise equal to the amount of cash or the fair market value of the stock received on the day it is received.

In general, there are no federal income tax deductions allowed to our Company upon the grant of stock appreciation rights. Upon the exercise of the stock appreciation right, however, we will be entitled to a deduction equal to the amount of ordinary income that the participant is required to recognize as a result of the exercise, provided that the deduction is not otherwise disallowed under Section 162(m).

Restricted Stock

Unless the participant makes an election to accelerate recognition of the income to the date of grant (as described below), the participant will not recognize income, and we will not be allowed a tax deduction at the time the restricted stock award is granted.  Additionally, dividends paid with respect to restricted stock prior to the vesting of such stock will be taxable as compensation income to the participant.  When the restrictions lapse, the participant will recognize ordinary income equal to the fair market value of the shares as of that date, and we will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Section 162(m) of the Code.

If the participant files an election under Section 83(b) of the Code within 30 days of the date of grant of restricted stock, the participant will recognize ordinary income as of the date of the grant equal to the fair market value of the stock as of that date, and we will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Section 162(m). Any future appreciation in the stock will be taxable to the participant at capital gains rates and dividends will be treated as dividend income. If the stock is later forfeited, however, the participant will not be able to recover the tax previously paid pursuant to a Section 83(b) election.

Deferred Stock Units

A participant will not recognize income, and we will not be allowed a tax deduction at the time the deferred stock unit is granted.  Section 83(b) elections are not available.  Additionally, a participant will not recognize income, and we will not be allowed a tax deduction at the time a deferred stock unit vests unless shares are also distributed at the time of vesting.  The participant will recognize ordinary income as of the date the shares are deemed distributed to the participant with respect to the deferred stock units, and our Company will be allowed a corresponding federal income deduction at that time, subject to any applicable limitations under Section 162(m).  The tax will be based upon an amount equal to the fair market value of the shares at the time of the deemed distribution to the participant.  If a deferred stock unit is entitled to dividend equivalents, then the dividend equivalents are taxed as ordinary income, not dividend income.

Other Stock-Based Awards

Generally, a participant who is granted another stock-based award under the Plan will recognize ordinary income at the time the cash or shares associated with the award are received. If stock is received, the ordinary income will be equal to the excess of the fair market value of the stock received over any amount paid by the participant in exchange for the stock. In the year that the participant recognizes ordinary taxable income in respect of such award, we will be entitled to a deduction for federal income tax purposes equal to the amount of ordinary income that the participant is required to recognize, provided that the deduction is not otherwise disallowed under Section 162(m).

Section 409A

If any Incentive constitutes non-qualified deferred compensation under Section 409A of the Code, the Incentive will be structured to comply with Section 409A to avoid the imposition of additional tax, penalties, and interest on the participant.

The Board of Directors recommends that you vote FOR the approval of the Company’s 2015 Stock Award Plan.

Executive Officers Who Are Not Directors

Set forth on the following page is information about our executive officers who do not serve as Directors, including their business experience for at least the past five years and their ages as of March 13, 2015.  Our officers are elected annually by the Board of Directors for a term of one year or until their successors are elected and qualify, though they serve at the pleasure of the board.

Name	Age	Positions with the Company
Paul A. Chrisco	46

Executive Vice President and Chief Financial Officer of the Company. Senior Vice President and Chief Financial Officer from 2001 until 2008. He has held financial officer and accounting positions with the Company since 1997.

Kevin J. Cecil	60

Executive Vice President of the Company. Senior Vice-President from 2002 until 2008. Director of Your Community Bank since December 2001. President and Chief Executive Officer of Your Community Bank since August 2001 and oversees the Business Services operations of Your Community Bank. Mr. Cecil has been in the financial services industry since 1977.

Michael K. Bauer	60

Executive Vice President and Chief Credit Officer of the Company and Your Community Bank since 2008. Executive Vice President, MainSource Bank, Greensburg, Indiana, from 2006 until 2008. Mr. Bauer has previously served as President, South Region, of MainSource Bank, New Albany, Indiana, and as President and Chief Executive Officer of Regional Bank, New Albany, Indiana. Mr. Bauer has spent his entire career in banking.

Bill D. Wright	55

Executive Vice President, Treasurer and Director of Planning for the Company since 2008. Senior Vice President, treasurer and director of planning from 2006 until 2008. Mr. Wright has held various financial positions in the banking industry since 1995.

Scott P. Carr	39

Senior Vice President (Audit and Risk Management) and Internal Auditor for the Company, having been appointed in 2009. He also serves as Corporate Compliance Officer, Community Reinvestment Officer, and Privacy Officer. He was the Bank Secrecy Act Officer and the Information Security Officer until January, 2010. He served as the Compliance Officer and Bank Secrecy Act Officer at Your Community Bank from March 7, 2005 until 2009.

J. Robert McIlvoy	54	Senior Vice President of the Company since December 2001 and oversees the Retail operations of the Company. Mr. McIlvoy has been in the financial services industry since 1984.
Lisa B. Morley	56	Senior Vice President and Human Resources Director of the Company since 2010. Mrs. Morley has held various senior human resources positions in the banking industry since 1978.

Voting Information

Outstanding Number of Shares; One Vote per Share    On March 13, 2015, there were 5,378,030 shares of Company Common Stock issued and outstanding, and we have no other class of equity securities outstanding that are entitled to vote at this Annual Meeting.  Each share of Common Stock is entitled to one vote at the Annual Meeting on each matter properly presented at the meeting.

Record Date; Voting by Shareholders of Record

The record date for this Annual Meeting is March 13, 2015.  If, at the close of business on March 13, 2015, your shares are registered directly in your name with our transfer agent, Broadridge Corporate Issuer Solutions, you are considered the shareholder of record of those shares and we have made these proxy materials available to you via the Internet or mailed them to you.  You may vote your shares by Internet, telephone, or by mail as further described below.  Your vote authorizes each of Gary L. Libs and James D. Rickard as proxies, each with the power to appoint his or her substitute, to represent and vote your shares by proxy as you directed.

•                  Vote by Internet — www.proxyvote.com.  Use the Internet to vote your proxy 24 hours a day, seven days a week until 11:59 p.m. (Eastern Daylight Time) on May 18, 2015.  Please have your Meeting Notice or proxy card available and follow the instructions to vote.

•                  Vote by Telephone — 1-800-690-6903.  Use the Telephone to vote your proxy 24 hours a day, seven days a week until 11:59 p.m. (Eastern Daylight Time) on May 18, 2015.  Please have your Meeting Notice or proxy card available and follow the instructions to vote.

•                  Vote by Mail — Mark, sign, and date your Proxy Card and return it in the postage-paid envelope provided.  If you have misplaced the postage-paid envelope that was provided to you, please mail your voted proxy card to our transfer agent, Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

Only the latest, dated proxy received from you, whether by Internet, telephone or mail, will be voted at the Annual Meeting.  If you vote by Internet or telephone, please do not mail your proxy card.

Voting By Beneficial Owners of Record

If at the close of business on March 13, 2015, your shares are held in street name in a stock brokerage account, by a bank, broker, trustee, or other nominee, you are considered the beneficial owner of such shares.  These proxy materials are being made available to you by your bank, broker, trustee, or nominee that is considered the shareholder of record of those shares.  As the beneficial owner, you have the right to direct, via the Internet or by telephone, your bank, broker, trustee, or nominee on how to vote your shares if the bank, broker, trustee, or nominee offers these options, or by signing and returning to them a proxy card.  Your bank, broker, trustee, or nominee will send you instructions for voting your shares.

If you wish to vote in person at the Annual Meeting but you hold your stock in street name (that is, in the name of a broker, bank, or other institution), then you must have a proxy from the broker, bank, or institution in order to vote at the annual meeting.

How Your Votes Will Be Voted

If you vote by Internet, telephone, or by signing and returning a proxy card, your shares will be voted in accordance with the instructions you provide.  If you vote without providing contrary instructions, your proxy will be voted in the following manner:

•                  FOR the approval of an amendment to our Amended and Restated Articles of Incorporation for the company’s name change;

•                  FOR the ratification of the appointment of Crowe Horwath LLP as our independent registered public  accounting firm for 2015 ;

•                  FOR the nominees for director as described in this proxy statement;

•                  FOR the approval (on a non-binding advisory basis) of our executive compensation;

•                  FOR the approval of the Company’s Stock Award Plan; and

•                  FOR the transaction of such other business as may properly come before the Annual Meeting, in accordance with the judgment of the persons appointed as proxies.

As of the date of this proxy statement management is not aware of any such other business.

The proxies being solicited may be exercised only at the Annual Meeting and any adjournment of the Annual Meeting and will not be used for any other meeting.

We expect no matters to be presented for action at the Annual Meeting other than the items described in this proxy statement.  If, however, you vote by Internet, telephone, or by signing and returning a proxy card, you will give to the persons named as proxies herein discretionary voting authority with respect to any other matter that may properly come before the Annual Meeting, and they intend to vote on any such other matter in accordance with their best judgment.

Revoking a Proxy

You may revoke or change your proxy at any time before it is exercised by (i) filing with the Secretary of the Company (Matthew A. Muller, Corporate Secretary, Community Bank Shares of Indiana, Inc., 101 West Spring St., New Albany, Indiana 47150) written notice of revocation; (ii) submitting to the Secretary a duly-executed proxy bearing a later date; or (iii) appearing at the Annual Meeting and (after having given the Secretary notice of your intention to vote in person) voting your shares of our Common Stock in person.  If your shares are held through a broker, please contact the broker to revoke or change your proxy or obtain a proxy in order to vote in person at the Annual Meeting.  If you vote by Internet or telephone, you may change your proxy vote simply by voting again by Internet or telephone.

Votes Required

Inspectors of Election will count votes cast at the Annual Meeting.

Proposals to Elect 4 Directors.  Our directors are elected by a plurality of the votes cast at the Annual Meeting.  A “plurality” means that the one nominee receiving the most votes for a director position expiring in 2017 and the three nominees receiving the most votes for director positions expiring in 2018 will be elected directors.

Proposal to Amend our Articles of Incorporation.  The proposal to amend our Articles of Incorporation will be approved if a majority of the outstanding shares of our Common Stock entitled to vote at the Annual Meeting is received on the proposal.  Abstentions will be counted as votes against the proposal.

Proposal to Ratify the Appointment of Auditors; Proposal to Approve (on a Non-Binding Advisory Basis) our Executive Compensation and Proposal to Approve our 2015 Stock Award Plan.  Each of these proposals will be approved if the votes cast for the proposal exceed the votes cast against the proposal at the Annual Meeting.  Abstentions will not be counted as votes for or against the proposal and will not be included in calculating the number of votes necessary for approval.

Effect of Not Voting by Beneficial Owners; Broker Non-Votes

If you are a beneficial owner and you do not provide voting instructions to your broker, bank, or other holder of record holding shares for you, your shares will not be voted with respect to any proposal for which your broker does not have discretionary authority to vote.  Rules governing brokers, banks, and other entities of record holding your shares determine whether proposals presented at shareholder meetings are “discretionary” or “non-discretionary.”  If a proposal is determined to be discretionary, your broker, bank, or other holder, of record is permitted to vote on the proposal without receiving voting instructions from you.  A “broker non-vote” occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item and has not received voting instructions from the beneficial owner.

If you are a beneficial owner and do not provide voting instructions, your bank, broker, or other holder of record is permitted to vote your shares for the ratification of our independent registered public accounting firm but is not permitted to vote your shares (a) on the election of directors, (b) to approve (on a non-binding advisory basis) our executive compensation, (c) to approve the amendment to our Articles of Incorporation or (d) to approve our 2015 Stock Award Plan.

Without your voting instructions on these matters, a broker non-vote will occur.  Shares subject to broker non-votes will not be counted as votes for or against and will not be included in calculating the number of votes necessary for the approval of such matters to be presented at the meeting; however, shares represented by proxies containing both broker non-votes and a vote on any matter will be considered present at the annual meeting for purposes of determining the existence of a quorum.

Quorum

The presence in person or by proxy of at least a majority of the outstanding shares of our Common Stock entitled to vote is necessary to constitute a quorum at the Annual Meeting.  A share of our Common Stock is deemed present for quorum purposes once it is represented at our Annual Meeting.  Shares of our Common Stock represented by properly executed and returned proxies will be treated as present.  Shares of our Common Stock held in the name of an individual who attends our Annual Meeting are deemed present “in person” at our Annual Meeting.  Shares of our Common Stock present at the Annual Meeting that abstain from voting or that are the subject of broker non-votes will be counted as present for purposes of determining a quorum.

Other Matters at Annual Meeting

Management is not aware of any business to come before the Annual Meeting other than the matters described above in this proxy statement.  However, if any matters should properly come before the Annual Meeting, it is intended that proxies solicited hereby will be voted with respect to those other matters in accordance with the judgment of the persons voting the proxies.

Proxy Solicitations

We will pay all of the expenses of this solicitation of proxies.  We will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending the proxy materials to the beneficial owners of our Common Stock.  In addition to solicitations by mail, our Directors, officers, and employees may solicit proxies personally or by telephone without additional compensation.

Annual Report

Our Annual Report to Shareholders for the year ended December 31, 2014, our Annual Report on Form 10-K for fiscal year 2014, and this proxy statement are being made available to our shareholders on or about April 7, 2015.  Such Annual Report and Form 10-K are not a part of the proxy solicitation materials.

Multiple Shareholders Sharing the Same Address

If you have chosen to request paper copies of the Proxy Statement, Proxy Card, Annual Report to Shareholders, and Annual Report on Form 10-K, a single Proxy Statement, as well as a single copy of our Annual Report to Shareholders and Annual Report on Form 10-K will be delivered to multiple shareholders sharing an address (“Householding”) unless we have received contrary instructions from one or more of the affected shareholders.  We will, however, send a separate proxy card to each security holder sharing the same address.  If, at any time, you no longer wish to participate in Householding and would prefer to receive a separate Proxy Statement as well as a separate copy of our Annual Report to Shareholders and Annual Report on Form 10-K, please notify your broker or direct your written request to Community Bank Shares of Indiana, Inc., Attn:  Matthew A. Muller, Corporate Secretary, 101West Spring St., New Albany, Indiana 47150, or contact Mr. Muller at (812) 981-7744.  If your broker is not currently Householding (i.e., you received multiple copies of our Proxy Statement as well as our Annual Report to Shareholders and Annual Report on Form 10-K), and you would like to request delivery of a single copy, you should contact your broker.

Directions to Shareholders’ Meeting

Our shareholders’ meeting will be held at the meeting room on the fourth floor of the Company’s Main Office, 101 W. Spring Street, New Albany, Indiana 47150.  If you need directions, please contact Matthew A. Muller, Corporate Secretary, at Community Bank Shares of Indiana, Inc., 101 West Spring St., New Albany, Indiana 47150, or contact Mr. Muller at (812) 981-7744.

Shareholder Communications with the Board of Directors

We do not have a formal process for our shareholders to send communications to our Board of Directors.  As a community banking organization, the Board of Directors has not viewed it as necessary to adopt a formal process; all Directors are open to receiving communications from shareholders.  Our Board of Directors welcomes communications from our shareholders.  Shareholders may communicate with any member of the Board of Directors, including the chairman of any committee, an entire committee, only independent Directors or all Directors as a group, by sending written communications to: Community Bank Shares of Indiana, Inc., 101 West Spring Street, New Albany, Indiana 47150, Attention: Corporate Secretary.

A shareholder must include his or her name and address in any such written communication and indicate whether he or she is a Company shareholder.

The Corporate Secretary will forward all communications to the appropriate Director or Directors.  Complaints regarding accounting, internal controls or auditing will be forwarded to the chair of the Audit Committee.

Shareholder Proposals for 2016 Annual Meeting

If you want us to consider including a proposal in next year’s proxy statement, you must deliver it in writing to our principal executive offices, 101 West Spring St., New Albany, Indiana 47150, Attn: Matthew A. Muller, Corporate Secretary, no later than December 8, 2015.  We urge that any such proposals be sent certified mail, return receipt requested.

If you want to present a proposal at next year’s annual meeting but do not wish to have it included in our proxy statement, you do not need to contact us in advance.  However, if you do not notify us on or before February

21, 2016 of any matter that you wish to present at next year’s annual meeting, then the shareholders’ proxies that we solicit in connection with our 2016 Annual Meeting of Shareholders will confer on the proxy-holders discretionary authority to vote on the matter that you present at our 2016 Annual Meeting.

APPENDIX A

COMMUNITY BANK SHARES OF INDIANA, INC.

2015 STOCK AWARD PLAN

1.                                      Purpose.  The purpose of the Community Bank Shares of Indiana, Inc. 2015 Stock Award Plan (the “Plan”) of Community Bank Shares of Indiana, Inc. (“Community”) is to increase shareholder value and to advance the interests of Community  and its subsidiaries (collectively, the “Company”) by furnishing stock-based economic incentives (“Incentives”) designed to attract, retain, reward and motivate officers, directors, key employees, consultants and advisors to the Company and to strengthen the mutuality of interests between service providers and Community’s shareholders.  Incentives consist of opportunities to purchase or receive shares of Community’s common stock, $0.10 par value per share (the “Common Stock”) or cash valued in relation to Common Stock, on terms determined under the Plan. Compensation awarded under the Plan in appropriate instances is intended to qualify for tax deductibility pursuant to the requirements of Section 162(m) (“Section 162(m)”) of the Internal Revenue Code of 1986, as amended from time to time or any successor statute or statutes (the “Code”), to the extent deemed appropriate by the Committee (as defined in Paragraph 2.1 hereof).

Pursuant to the Plan, selected officers, key employees, directors, advisory directors, consultants and advisors of the Company will be offered the opportunity to acquire Common Stock through the grant of the following types of Incentives:  (a) incentive stock options, (b) non-qualified stock options, (c) stock appreciation rights (“SARS”), (d) restricted stock, (e) deferred stock units and (f) Other Stock-Based Awards (as defined in Paragraph 10). Any Incentives granted hereunder are a matter of separate inducement and are not in lieu of any salary or other compensation for the services of any officer, key employee, director, advisory director, consultant or advisor. Options granted under the Plan will be either “incentive stock options,” intended to qualify as such under the provisions of Section 422 of the Code, or “nonqualified stock options.” For purposes of the Plan, the terms “parent” and “subsidiary” shall mean “parent corporation” and “subsidiary corporation,” respectively, as such terms are defined in Sections 424(e) and (f) of the Code.

2.                                      Committee.

2.1                               Administration.  The Plan shall be administered by the Compensation Committee (“the “Committee”) of the board of directors or by a subcomittee thereof.  The Committee or subcommittee thereof that generally administers the Plan shall consist of not fewer than two members of the board of directors, each of whom shall (a) qualify as a “non-employee directors” within the meaning of Rule 16b-3(b)(3) (or any successor rule) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and qualify as an “outside director” under Section 162(m).

2.2                               Procedures.  The Committee shall adopt such rules and regulations as it shall deem appropriate concerning the administration of the Plan. A majority of the whole Committee shall constitute a quorum, and the acts of a majority of the members of the Committee present at a meeting at which a quorum is present, or acts approved in writing by all of the members of the Committee, shall be the acts of the Committee.

2.3                               Interpretation.  The Committee shall have full power and authority to award Incentives under the Plan, to enter into agreements with or provide notices to participants as to the terms of the Incentives (the “Award Agreements”), to interpret the provisions of the Plan and any Award Agreement, and to make any other determination that it believes necessary or advisable for the proper administration of the Plan. The Committee shall have exclusive authority to select the individuals to be granted Incentives under the Plan, to determine the type, size and terms of all such Incentives, to modify the terms of any Incentives so granted.  The Committee’s decisions in matters relating to the Plan shall be final and conclusive on the Company and participants.

2.4                               Liability.  No member of the Committee and no employee of the Company shall be liable for any act or failure to act hereunder, except in circumstances involving his or her bad faith, gross negligence or willful misconduct, or for any act or failure to act hereunder by any other member or employee or by any agent to whom duties in connection with the administration of this Plan have been delegated. The Company shall indemnify members of the Committee and any agent of the Committee who is an employee of the Company, a subsidiary or an affiliate against any and all liabilities or expenses to which they may be subjected by reason of any act or failure to act with respect to their duties on behalf of the Plan, except in circumstances involving such person’s bad faith, gross negligence or willful misconduct.

The Committee may delegate to one or more of its members, or to one or more agents, such administrative duties as it may deem advisable, and the Committee, or any person to whom it has delegated duties as aforesaid, may employ one or more persons to render advice with respect to any responsibility the Committee or such person may have under the Plan. The Committee may employ such legal or other counsel, consultants and agents as it may deem desirable for the administration of the Plan and may rely upon any opinion or computation received from any such counsel, consultant or agent. Expenses incurred by the Committee in the engagement of such counsel, consultant or agent shall be paid by the Company, or the subsidiary or affiliate whose employees have benefited from the Plan, as determined by the Committee.

3.                                      Shares Subject to the Plan; Incentive Award Limits.

3.1                               Number of Shares.  Subject to the provisions of Paragraph 19 hereof (relating to adjustments upon mergers, reorganizations or like changes in capitalization), a total of 500,000 shares of Common Stock shall be authorized for grant under the Plan.  If and to the extent that options granted under the Plan terminate, expire or are canceled without having been exercised, or restricted stock or deferred stock units or Other Stock-Based Awards are forfeited, new Incentives may be granted under the Plan with respect to the shares of Common Stock covered by such terminated, expired or canceled options or forfeited shares of restricted stock or deferred stock units or Other Stock-Based Awards; provided that the granting and terms of such new Incentives shall in all respects comply with the provisions of the Plan.

3.2                               Character of Shares.  Shares of Common Stock delivered under the Plan may be authorized and unissued Common Stock, issued Common Stock held in the Company’s treasury, or both.

3.3                               Reservation of Shares.  There shall be reserved at all times for sale or award under the Plan a number of shares of Common Stock (authorized and unissued Common Stock, issued Common Stock held in the Company’s treasury, or both) equal to the maximum number of shares set forth in Paragraph 3.1 hereof.

3.4                               Individual Incentive Award Limit.  Except as set forth in Paragraph 3.5 with respect to awards to non-employee directors, the maximum number of shares of Common Stock that may be covered by Incentives granted under the Plan, including stock options and SARS, to any one individual during any one calendar-year period shall be 50,000 shares, subject to adjustment as provided in Paragraph 19 hereof. The foregoing provision shall be construed in a manner consistent with Section 162(m).

3.5                               Incentive Award Limit for Non-Employee Directors.  The maximum number of shares of Common Stock that may be covered by Incentives granted under the Plan to a non-employee director during any one calendar-year period shall be 10,000 shares, subject to adjustment as provided in Paragraph 19 hereof.

3.6                               Maximum Value of Other Stock-Based Awards.  The maximum value of an Other Stock-Based Award that is valued in dollars (whether or not paid in Common Stock) scheduled to be paid out to any one participant in any calendar-year period shall be $50,000.

3.7                               Maximum Number of Shares Issued Under Incentive Stock Options.  The maximum number of shares of Common Stock that may be issued upon exercise of stock options intended to qualify as incentive stock options under Section 422 of the Code shall be 500,000 shares.

4.                                      Eligibility.  Officers, directors and key employees of the Company and persons providing services as consultants or advisors to the Company shall become eligible to receive Incentives under the Plan when designated by the Committee. Notwithstanding the foregoing:

An individual receiving any Incentive under the Plan is hereinafter referred to as a “Participant.” Any reference herein to the employment of a Participant by the Company shall include (i) his or her employment by the Company, and (ii) with respect to a Participant who was not an employee of Community or any of its subsidiaries at the time of grant of his or her Incentive, his or her period of service in the capacity for which the Incentive was granted. For all purposes of this Plan, the time at which the Incentive is granted shall be deemed to be the effective date of such grant.  The

Plan does not create a right in any person to participate in the Plan, nor does it create a right in any person to have any Incentives granted to him or her.

5.                                      Stock Options.  A stock option is a right to purchase shares of Common Stock from Community. Stock options granted under the Plan may be incentive stock options (as such term is defined in Section 422 of the Code) or non-qualified stock options. Any option that is designated as a non-qualified stock option shall not be treated as an incentive stock option. Each stock option granted by the Committee under this Plan shall be subject to the following terms and conditions:

5.1                               Price.  The exercise price per share shall be determined by the Committee, subject to adjustment under Paragraph 19; provided that in no event shall the exercise price be less than the Fair Market Value (as defined in Paragraph 6) of a share of Common Stock on the date of grant, except in the case of a stock option granted in assumption of or substitution for an outstanding award of a company acquired by the Company or with which the Company combines.

5.2                               Number.  The number of shares of Common Stock subject to the option shall be determined by the Committee, subject to adjustment as provided in Paragraph 19.

5.3                               Duration and Time for Exercise.  The term of each stock option shall be determined by the Committee, but shall not exceed a maximum term of ten years. Each stock option shall become exercisable at such time or times during its term as shall be determined by the Committee, provided that stock options granted to key employees may not become fully exercisable prior to the third anniversary of the date of grant, with incremental vesting of portions of the award over the three-year period permitted. Notwithstanding the foregoing, the Committee may at any time in its discretion accelerate the exercisability of any stock option.

5.4                               Repurchase.  Upon approval of the Committee, the Company may repurchase a previously granted stock option from a participant by mutual agreement before such option has been exercised by payment to the participant of the amount per share by which: (i) the Fair Market Value (as defined in Paragraph 6) of the Common Stock subject to the option on the business day immediately preceding the date of purchase exceeds (ii) the exercise price, or by payment of such other mutually agreed upon amount; provided, however, that no such repurchase shall be permitted if prohibited by Paragraph 5.6.

5.5                               Manner of Exercise.  A stock option may be exercised, in whole or in part, by giving written notice to the Company, specifying the number of shares of Common Stock to be purchased. The exercise notice shall be accompanied by the full purchase price for such shares. The option price shall be payable in United States dollars and may be paid (a) in cash; (b) by check; (c) by delivery or attestation of ownership of shares of Common Stock, which shares shall be valued for this purpose at the Fair Market Value on the business day immediately preceding the date such option is exercised; (d) by delivery of irrevocable written instructions to a broker approved by the Company (with a copy to the Company) to immediately sell a portion of the shares, issuable under the option and to deliver promptly to the Company the amount of sale proceeds (or loan proceeds if the broker lends funds to the participant for delivery to the Company) to pay the exercise price; (e) if approved by the Committee, through a net exercise procedure whereby the optionee surrenders the option in exchange for that number of shares of Common Stock with an aggregate Fair Market Value equal to the difference between the aggregate exercise price of the options being surrendered and the aggregate Fair Market Value of the shares of Common Stock subject to the option, or (f) in such other manner as may be authorized from time to time by the Committee.

5.6                               Repricing.  Except for adjustments pursuant to Paragraph 19 or actions permitted to be taken by the Committee under Paragraph 16 in the event of a Change of Control, unless approved by the shareholders of the Company, (a) the exercise or base price for any outstanding option or SAR granted under this Plan may not be decreased after the date of grant and (b) an outstanding option or SAR that has been granted under this Plan may not, as of any date that such option or SAR has a per share exercise or base price that is greater than the then current Fair Market Value of a share of Common Stock, be surrendered to the Company as consideration for the grant of a new option or SAR with a lower exercise or base price, shares of restricted stock, deferred stock units, an Other Stock-Based Award, a cash payment or Common Stock.

5.7                               Incentive Stock Options.  Notwithstanding anything in the Plan to the contrary, the following additional provisions shall apply to the grant of stock options that are intended to qualify as incentive stock options (as such term is defined in Section 422 of the Code):

A.                                    Any incentive stock option agreement authorized under the Plan shall contain such other provisions as the Committee shall deem advisable, but shall in all events be consistent with and contain or be deemed to contain all provisions required in order to qualify the options as incentive stock options.

B.                                    All incentive stock options must be granted within ten years from the date on which this Plan is adopted by the Committee of directors.

C.                                    No incentive stock options shall be granted to any non-employee or to any Participant who, at the time such option is granted, would own (within the meaning of Section 422 of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the employer corporation or of its parent or subsidiary corporation.

D.                                    The aggregate Fair Market Value (determined with respect to each incentive stock option as of the time such incentive stock option is granted) of the Common Stock with respect to which incentive stock options are exercisable for the first time by a Participant during any calendar year (under the Plan or any other plan of Community or any of its subsidiaries) shall not exceed $100,000. To the extent that such limitation is exceeded, the excess options shall be treated as non-qualified stock options for federal income tax purposes.

6.                                      Definition of Fair Market Value.  Whenever “Fair Market Value” of Common Stock shall be determined for purposes of this Plan, except so provided below in connection with a cashless exercise through a broker, it shall be determined as follows: (i) if the Common Stock is listed on a national securities exchange or automated quotation system, the closing sales price on such exchange or quotation system on such date or, in the absence of reported sales on such date, the closing sales price on the immediately preceding date on which sales were reported, (ii) if the Common Stock is not listed on a national securities exchange or quotation system, but bid and asked prices are quoted and published, the mean between the bid and offered prices as quoted for such date, and if bid and asked prices are not available on such day, on the next preceding day on which such prices were available; and (iii) if the Common Stock is neither listed on a national securities exchange or quotation system, or otherwise regularly quoted, the “Fair Market Value” as determined by such other method as the Committee determines in good faith to be reasonable.  In the context of a cashless exercise through a broker, the “Fair Market Value” shall be the price at which the Common Stock subject to the stock option is actually sold in the market to pay the option exercise price.

7.                                      Stock Appreciation Rights.  A stock appreciation right, or SAR, is a right to receive, without payment to the Company, a number of shares of Common Stock, cash or any combination thereof, the number or amount of which is determined pursuant to the formula set forth below. Each SAR granted by the Committee under the Plan shall be subject to the terms and conditions provided herein.  In the discretion of the Committee, a stock appreciation right may be granted (a) alone, (b) simultaneously with the grant of an option (either incentive or non-qualified) and in conjunction therewith or in the alternative thereto or (c) subsequent to the grant of a non-qualified option and in conjunction therewith or in the alternative thereto.

7.1                               Exercise Price; Related Option.  The exercise price of a right granted alone shall be determined by the Committee but shall not be less than one hundred percent (100%) of the Fair Market Value of one share of Common Stock on the date of grant of such right. A right granted simultaneously with or subsequent to the grant of an option and in conjunction therewith or in the alternative thereto shall have the same exercise prices as the related option, shall be transferable only upon the same terms and conditions as the related option, and shall be exercisable only to the same extent as the related option; provided, however, that a right, by its terms, shall be exercisable only when the Fair Market Value of the shares subject to the right and related option exceeds the exercise price thereof.

Upon exercise of a right granted simultaneously with or subsequent to an option and in the alternative thereto, the number of shares for which the related option shall be exercisable shall be reduced by the number of shares for which the right shall have been exercised. The number of shares for which a right shall be exercisable shall be reduced upon any exercise of a related option by the number of shares for which such option shall have been exercised.

Any right shall be exercisable upon such addition terms and conditions as may from time to time be prescribed by the Committee.

7.2                               Payment.  A right shall entitle the holder upon exercise thereof to receive from the Company, upon a written request filed with the Secretary of the Company at its principal offices, a number of shares (with or without restrictions as to substantial risk of forfeiture and transferability, as determined by the Committee in its sole discretion), an amount of cash, or any combination of shares and cash, as specified in the request (but subject to the approval of the Committee, in its sole discretion, at any time up to and including the time of payment, as to the making of any cash payment), having an aggregate Fair Market Value equal to the product of (a) the excess of the Fair Market Value, on the day of such request, of one share over the exercise price per share specified in such right or its related option, multiplied by (b) the number of shares for which such right shall be exercised; provided, however, that the Committee, in its discretion, may impose a maximum limitation on the amount of cash, the Fair Market Value of shares, or a combination thereof, which may be received by a holder upon exercise of a right.

A.                                    Any election by a holder of a right to receive cash in full or partial settlement of such right, and any exercise of such right for cash, may be made only by a request filed with the Secretary of the Company during the period beginning on the third business day following the date of the release for publication by the Company of quarterly or annual summary statements of earnings and ending on the twelfth business day following such date. Within thirty (30) days after the receipt by the Company of a request to receive cash in full or partial settlement of a right or to exercise such right for cash, the Company shall, in its sole discretion, either consent to or disapprove, in whole or in part, such request.

B.                                    If the Committee disapproves in whole or in part any election by a holder to receive cash in full or partial settlement of a right or to exercise such right for cash, such disapproval shall not affect such holder’s right to exercise such right at a later date, to the extent that such right shall be otherwise exercisable, or to elect the form of payment at a later date, provided that an election to receive cash upon such later exercise shall be subject to the approval of the Committee. Additionally, such disapproval shall not affect such holder’s right to exercise any related option or options granted to such holder under the Plan.

C.                                    A holder of a right shall not be entitled to request or receive cash in full or partial payment of such right during the first six (6) months of its term, provided however, that such prohibition shall not apply if the holder of such right is not subject to the reporting requirements of Section 16(a) of the Exchange Act.

8.                                      Restricted Stock.

8.1                               Grant of Restricted Stock.  Participants may be granted awards of restricted stock under the Plan, subject to the applicable provisions of the Plan, including the following terms and conditions, and to such other terms and conditions not inconsistent therewith, as the Committee shall determine.  To the extent restricted stock is intended to qualify as “performance-based compensation” under Section 162(m), it must be granted subject to the attainment of performance goals as described in Paragraph 11 below and meet the additional requirements imposed by Section 162(m).

8.2                               Restriction Period.  At the time an award of restricted stock is made, the Committee shall establish a period of time during which the transfer of the shares of restricted stock shall be restricted and after which the shares of restricted stock shall be vested (the “Restricted Period”). Each award of restricted stock may have a different Restricted Period.

8.2                               Lapse of Restrictions.                           If so provided by the Committee, the applicable restriction period shall expire, and shares of restricted stock shall become free of all restrictions if (i) the Participant dies, (ii) the Participant’s employment or service terminates by reason of permanent disability, as determined by the Committee, (iii) the recipient retires or (iv) a “Change in Control” of the Company occurs (as defined in Paragraph 16 hereof). The Committee may require medical evidence of permanent disability, including medical examinations by physicians selected by it. If the Committee determines that any such recipient is not permanently, disabled, the restricted stock held by such recipient shall be forfeited and revert to the Company;

8.3                               Forfeiture.  Unless and to the extent otherwise provided in accordance with this Paragraph, shares of restricted stock shall be forfeited and revert to the Company upon the Participant’s termination of employment or service during the restriction period, except to the extent the Committee, in its sole discretion, finds that such forfeiture is not in the best interests of the Company and, therefore, waives all or part of the application of this provision to the restricted stock held by such Participant.

8.4                               Stock Certificates.  Any stock certificates for restricted stock shall be registered in the name of the Participant but shall be appropriately legended and returned to the Company by the Participant, together with a stock power, endorsed in blank by the Participant.  Alternatively, in the discretion of the Company, ownership of the shares of restricted stock and the appropriate restrictions shall be reflected in the records of the Company’s transfer agent and no physical certificates shall be issued.

8.5                               Dividends and Voting.  The Participant shall be entitled to vote shares of restricted stock and shall be entitled to all dividends paid thereon, except that dividends paid in Common Stock or other property shall be subject to the same restrictions as apply to the restricted stock with respect to which they are paid.

8.6                               Expiration of Restriction Period.  Restricted stock shall become free of the foregoing restrictions upon expiration of the applicable restriction period and the Company shall then deliver certificates evidencing such Common Stock to the recipient or reflects such ownership in the records of the Company’s transfer agent free of such restrictions.

9.                                      Deferred Stock Units.

9.1                               Grant of Deferred Stock Units.  Participants may be granted units representing the right to receive shares of Common Stock at the end of a specified deferral period (“deferred stock units”), subject to applicable provisions of the Plan, including the following terms and conditions, and to such other terms and conditions not inconsistent therewith, as the Committee shall determine.  An award of deferred stock units may be subject to the attainment of specified performance goals or targets, forfeitability provisions and such other terms and conditions as the Committee may determine, subject to the provisions of the Plan. To the extent an award of deferred stock units is intended to qualify as performance based compensation under Section 162(m), it must be granted subject to the attainment of performance goals as described in Paragraph 11 and meet the additional requirements imposed by Section 162(m).

9.2                               Vesting Period.  Deferred stock units shall be exercisable for shares of Common Stock after the period and upon the terms set by the Committee. If so provided by the Committee, the applicable deferral period shall expire when (i) the Participant dies, (ii) the Participant’s employment or service terminates by reason of permanent disability, as determined by the Committee, (iii) the recipient retires or (iv) a “Change in Control” of the Company occurs (as defined in Paragraph 16 hereof). The Committee may require medical evidence of permanent disability, including medical examinations by physicians selected by it. If the Committee determines that any such recipient is not permanently disabled, the deferred stock units held by such recipient shall be forfeited and revert to the Company.

9.3                               Forfeiture.  Unless and to the extent otherwise provided in accordance with Paragraph 9.2, deferred stock units shall be forfeited and revert to the Company upon the Participant’s termination of employment or service during the deferral period, except to the extent the Committee, in its sole discretion, finds that such forfeiture is not in the best interest of the Company and, therefore, waives all or part of the application of this provision to the deferred stock units held by such Participant.

9.4                               Dividends.  Unless otherwise determined by the Committee at the date of grant, dividends on the specified number of shares of Common Stock covered by the deferred stock units will be paid at the dividend payment date in cash, or the payment of such dividends shall be deferred and/or the amount or value thereof automatically reinvested in additional deferred stock units, as the Committee shall determine or permit the Participant to elect. Unless otherwise determined by the Committee, shares of Common Stock distributed in connection with a stock split or stock dividend, and other property distributed as a dividend, shall be subject to restrictions, risk of forfeiture and/or deferral to the same extent as the deferred stock units with respect to which such Common Stock or other property has been distributed.

10.                               Other Stock-Based Awards.  The Committee may grant to eligible Participants “Other Stock-Based Awards,” which shall consist of awards (other than options, restricted stock, deferred stock units or SARs described in Paragraphs 5 and 7 through 9 hereof) paid out in shares of Common Stock or the value of which is based in whole or in part on the value of shares of Common Stock. Other Stock-Based Awards may be awards of shares of Common Stock, awards of phantom stock or may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, shares of, or appreciation in the value of, Common Stock (including, without limitation, securities convertible or exchangeable into or exercisable for shares of Common Stock), as deemed by the Committee consistent with the purposes of this Plan. The Committee shall determine the terms and conditions of any Other Stock-Based Award (including which rights of a shareholder, if any, the recipient shall have with respect to Common Stock associated with any such award) and may provide that such award is payable in whole or in part in cash. An Other Stock-Based Award may be subject to the attainment of such specified performance goals or targets as the Committee may determine, subject to the provisions of this Plan. To the extent that an Other Stock-Based Award is intended to qualify as “performance-based compensation” under Section 162(m), it must be granted subject to the attainment of performance goals as described in Paragraph 11 below and meet the additional requirements imposed by Section 162(m).

11.                               Performance Goals for Section 162(m) Awards.  To the extent that shares of restricted stock, deferred stock units or Other Stock-Based Awards granted under the Plan are intended to qualify as “performance-based compensation” under Section 162(m), the vesting, grant or payment of such awards shall be conditioned on the achievement of one or more performance goals and must satisfy the other requirements of Section 162(m). The performance goals pursuant to which such awards shall vest, be granted or be paid out shall be any or a combination of the following performance measures applied to the Company, a division or a subsidiary:

•                  return measures (including, but not limited to, total shareholder return, return on assets and return on equity);

•                  earnings measures (including, but not limited to, earnings per share, net income, net interest income, net interest margin and non-interest income);

•                  revenues;

•                  expense measures (including, but not limited to, expenses, operating efficiencies, efficiency ratios and non-interest expense);

•                  balance sheet measures (including, but not limited to, assets, loans, charge-offs, loan loss reserves, non-performing assets, deposits, asset quality levels, investments);

•                  enterprise risk management measures (including, but not limited to, interest-sensitivity gap levels, regulatory compliance, satisfactory internal or external audits, and financial ratings);

•                  Fair Market Value of the Common Stock; and

•                  achievement of balance sheet or income statement objectives, or other financial, accounting or quantitative objectives established by the Committee.

These performance goals may be measured for achievement or satisfaction during the period the Committee permits the Participant to satisfy or achieve the performance goals and may be in absolute terms or measured against, or in relationship to, other companies comparably, similarly or otherwise situated or other external or internal measure and may be based on, or adjusted for, other objective goals, events, or occurrences established by the compensation committee for a performance period. Performance goals may be particular to a line of business, subsidiary or other division or the Company generally, and may, but need not be, based upon a change or an increase or positive result. Performance goals may include or exclude extraordinary charges, losses from discontinued operations, restatements and accounting changes and other unplanned special charges such as restructuring expenses, acquisitions, acquisition expenses, including expenses related to goodwill and other intangible assets, stock offerings, stock repurchases and loan loss provisions.

12.                               Withholding Tax. The Company shall have the right to withhold from any payments made or stock issued under the Plan or to collect as a condition of payment, issuance or vesting, any taxes required by law to be withheld. At any time that a participant is required to pay to the Company an amount required to be withheld under applicable income tax laws in connection with an Incentive, the participant may, subject to disapproval by the Committee, satisfy this obligation in whole or in part by electing (the “Election”) to deliver currently owned shares of Common Stock or to have the Company withhold shares of Common Stock, in each case having a value equal to the minimum statutory amount required to be withheld under federal, state and local law. The value of the shares to be delivered or withheld shall be based on the Fair Market Value of the Common Stock on the date that the amount of tax to be withheld shall be determined (“Tax Date”).

Each Election must be made prior to the Tax Date. The Committee may disapprove of any Election, may suspend or terminate the right to make Elections, or may provide with respect to any Incentive that the right to make Elections shall not apply to such Incentive. If a participant makes an election under Section 83(b) of the Code with respect to shares of restricted stock, an Election to have shares withheld to satisfy withholding taxes is not permitted to be made.

13.                               Transferability.  No Incentives granted hereunder may be transferred, pledged, assigned or otherwise encumbered by a participant except: (a) by will; (b) by the laws of descent and distribution; (c) if permitted by the Committee and so provided in the Award Agreement or an amendment thereto, pursuant to a domestic relations order, as defined in the Code; or (d) as to options only, if permitted by the Committee and so provided in the Award Agreement or an amendment thereto, (i) to Immediate Family Members, (ii) to a partnership in which the Participant and/or Immediate Family Members, or entities in which the Participant and/or Immediate Family Members are the sole owners, members or beneficiaries, as appropriate, are the sole partners, (iii) to a limited liability company in which the Participant and/or Immediate Family Members, or entities in which the Participant and/or Immediate Family Members are the sole owners, members or beneficiaries, as appropriate, are the sole members, or (iv) to a trust for the sole benefit of the participant and/or Immediate Family Members. “Immediate Family Members” shall be defined as the spouse and natural or adopted children or grandchildren of the Participant and their spouses. To the extent that an incentive stock option is permitted to be transferred during the lifetime of the participant, it shall be treated thereafter as a nonqualified stock option. Any attempted assignment, transfer, pledge, hypothecation or other disposition of Incentives, or levy of attachment or similar process upon Incentives not specifically permitted herein, shall be null and void and without effect.

14.                               Effect of Termination of Employment or Death.  In the event that a participant ceases to be an employee of the Company or to provide services to the Company for any reason, including death, disability, early retirement or normal retirement, any Incentives may be exercised, shall vest or shall expire or shall be forfeited at such times as may be determined by the Committee and provided in the Award Agreement.

15.       Restrictions on Delivery and Sale of Shares.  Each Incentive granted under the Plan is subject to the condition that if at any time the Committee, in its discretion, shall determine that the listing, registration or qualification of the shares covered by such Incentive upon any securities exchange or under any state or federal law is necessary or desirable as a condition of or in connection with the granting of such Incentive or the purchase or delivery of shares thereunder, the delivery of any or all shares pursuant to exercise of the option or upon expiration of the restriction or deferral period may be withheld unless and until such listing, registration or qualification shall have been effected. The Committee may require, as a condition of exercise of any option, or grant of other Incentive that the Participant represent, in writing, that the shares received are being acquired for investment and not with a view to distribution and agree that the shares will not be disposed of except pursuant to an effective registration statement, unless the Company shall have received an opinion of counsel satisfactory to the Company that such disposition is exempt from such requirement under the Securities Act of 1933. The Committee may require that the sale or other disposition of any shares acquired upon exercise of an option hereunder or upon expiration of a restriction or deferral period shall be subject to a right of first refusal in favor of the Company, which right shall permit the Company to repurchase such shares from the Participant or his or her representative prior to their sale or other disposition at their then current Fair Market Value in accordance with such terms and conditions as shall be specified in the Award Agreement for the Incentive. The Company may endorse on certificates representing shares issued upon the exercise of an option or expiration of a restriction or deferral period, such legends referring to the foregoing representations or restrictions or any other applicable restrictions on resale as the Company, in its discretion, shall deem appropriate.

16.                               Change in Control.

16.1                        Definition of Change in Control.  “Change in Control” means, unless otherwise provided in an Award Agreement:

A.                                    the acquisition by any Person of Beneficial Ownership of more than 30 percent of the outstanding shares of Common Stock; provided, however, that for purposes of this subparagraph A, the following acquisitions shall not constitute a Change of Control:

(i) any acquisition of Common Stock directly from the Company,

(ii) any acquisition of Common Stock by the Company,

(iii) any acquisition of Common Stock by any employee benefit plan, including without limitation an employee stock ownership plan, (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or

(iv) any acquisition of Common Stock by any corporation or entity pursuant to a transaction that does not constitute a Change of Control under subparagraph C below; or

B.                                    members of the Incumbent Board cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Approval Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered a member of the Incumbent Board, unless such individual’s initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Incumbent Board; or

C.                                    a Business Combination, in each case, unless, following such Business Combination,

(i) all or substantially all of the Persons who were the Beneficial Owners of the Company’s outstanding common stock and the Company’s voting securities entitled to vote generally in the election of directors immediately prior to such Business Combination have direct or indirect Beneficial Ownership, respectively, of more than 50 percent of the then outstanding shares of common stock, and more than 50 percent of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, of the Post-Transaction Corporation, and

(ii) except to the extent that such ownership existed prior to the Business Combination, no Person (excluding the Post-Transaction Corporation and any employee benefit plan or related trust of either the Company or the Post-Transaction Corporation) Beneficially Owns, directly or indirectly, 25 percent or more of the then-outstanding shares of common stock of the corporation resulting from such Business Combination or 25 percent or more of the combined voting power of the then-outstanding voting securities of such corporation, and

(iii) at least a majority of the members of the board of directors of the Post-Transaction Corporation were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

D.  approval by the shareholders of the Company of a plan of complete liquidation or dissolution of the Company.

16.2                        Definitions.  To the extent not otherwise defined in this Plan, the following terms used in this Paragraph 16 shall have the following meanings:

“Affiliate” means any other corporation or other entity which controls, is controlled, directly or indirectly, by, or under common control with, the Company and which the Committee designates as an “Affiliate” for purposes of the Plan.

“Approval Date” means the date of the Board’s approval of this Plan.

“Beneficial Owner” or “Beneficial Ownership” means with respect to a security shall mean a Person who, directly or indirectly (through any contract, understanding, relationship, or otherwise), has or shares (i) the power to vote, or direct the voting of, the security, and/or (ii) the power to dispose of, or to direct the disposition of, the security.

“Business Combination” shall mean the consummation of a reorganization, merger, or consolidation (including a merger or consolidation of the Company or any direct or indirect subsidiary of the Company), or sale or other disposition of all or substantially all of the assets of Community.

“Incumbent Board” means the individuals who, as of the Approval Date, constitute the Board.

“Person” means a natural person or company, and shall also mean the group or syndicate created when two or more Persons act as a syndicate or other group (including, without limitation, a partnership or limited partnership) for the purpose of acquiring, holding, or disposing of a security, except that Person shall not include an underwriter temporarily holding a security pursuant to an offering of the security.

“Post-Transaction Corporation” means:

A.                                    Unless a Change of Control includes a Business Combination, Post-Transaction Corporation shall mean the Company after the Change of Control.

B.                                    If a Change of Control includes a Business Combination, Post-Transaction Corporation shall mean the corporation resulting from such Business Combination, including a corporation which as a result of such transaction owns Community or all or substantially all of Community’s assets either directly or through one or more subsidiaries.

16.3                        Actions in the Event of Change in Control.  In the event of a Change in Control of the Company, as defined below, the Committee may, in its sole discretion and without the consent of any participant, provide that any of the following applicable actions be taken as a result, or in anticipation, of any such event to assure fair and equitable treatment of Participants:

A.                                    accelerate the exercisability of any outstanding options, or the expiration of restriction periods or deferral periods of other Incentives awarded pursuant to this Plan;

B.                                    offer to purchase any outstanding options or other Incentives made pursuant to this Plan from the holder for its equivalent cash value, as determined by the Committee, as of the date of the Change in Control; or

C.                                    make adjustments or modifications to outstanding Incentives as the Committee deems appropriate to maintain and protect the rights and interests of the Participants following such Change in Control.

Any such action approved by the Committee shall be conclusive and binding on the Company, its subsidiaries and all Participants.

17.                               Right to Terminate Employment.  Nothing in the Plan or in any Incentive granted under the Plan shall confer upon any Participant the right to continue as an employee of the Company or affect the right of the Company to terminate the Participant’s employment at any time, subject, however, to the provisions of any agreement of employment between the Participant and the Company.

18.                               Transfer or Leave of Absence.  For purposes of this Plan, neither (i) a transfer of an employee from Community to a subsidiary or other affiliate of Community, or vice versa, or from one subsidiary or affiliate of Community to another, nor (ii) a duly authorized leave of absence, shall be deemed a termination of employment.

19.                               Adjustment Provisions: Effect of Certain Transactions.  If there shall be any change in the Common Stock of Community, through merger, consolidation, reorganization, recapitalization, stock dividend, stock split, reverse stock split, split up, spin-off, combination of shares, exchange of shares, dividend in kind or other like change in capital structure or distribution to shareholders of Community (other than normal cash dividends), in order to prevent dilution or enlargement of participants’ rights under the Plan, the Committee (or the counterpart Committee of any entity assuming the obligations of the Plan) shall adjust, in an equitable manner, the number and kind of shares that may be issued under the Plan, the number and kind of shares subject to outstanding Incentives, the consideration to be received upon exercise of options or in respect of other Incentives, the exercise price applicable to outstanding options and rights, and/or the Fair Market Value of the shares and other value determinations applicable to outstanding Incentives. Appropriate adjustments may also be made by the Committee (or the counterpart Committee of any entity assuming the obligations of the Plan) in the terms of any Incentives under the Plan to reflect such changes or distributions and to modify any other terms of outstanding Incentives on an equitable basis. In addition, the Committee (or the counterpart Committee of any entity assuming the obligations of the Plan) is authorized to make adjustments to the terms and conditions of, and the criteria included in, Incentives and rights in recognition of unusual or nonrecurring events affecting the Company or the financial statements of the Company, or in response to changes in applicable laws, regulations or accounting principles.

20.                               Deferral Permitted.  Payment of an Incentive may be deferred at the option of the Participant if permitted in the Award Agreement.  Any deferral arrangement shall comply with Section 409A of the Code.

21.                               Expiration of the Plan.  Incentives may be granted under the Plan at any time and from time to time on or prior to the tenth anniversary of the effective date of the Plan as set forth in Paragraph 23 hereof (the “Expiration Date”), on which date the Plan will expire except as to Incentives granted prior to the Expiration Date.  The Plan shall remain in effect until all Incentives granted prior to the Expiration Date have either been satisfied by the issuance of shares of Common Stock or otherwise been terminated under the terms of the Plan and all restrictions imposed on shares of common Stock in connection with their issuance under the Plan have lapsed.

22.                               Modifications or Termination of the Plan.  The board of directors may amend or discontinue this Plan at any time; provided, however, that no modification may:

A.                                    materially revise the Plan without the approval of the shareholders. A material revision of the Plan includes (i) except for adjustments permitted herein, a material increase to the maximum number of shares of Common Stock that may be issued through the Plan, (ii) a material increase to the benefits accruing to participants under the Plan, (iii) a material expansion of the classes of persons eligible to participate in the Plan, (iv) an expansion of the types of awards available for grant under the Plan, (v) a material extension of the term of the Plan and (vi) a material change that reduces the price at which shares of Common Stock may be offered through the Plan;

B.                                    amend Paragraph 5.6 to permit repricing of options or SARs without the approval of shareholders; or

C.                                    materially impair, without the consent of the Participant, an Incentive previously granted, except that the Company retains all of its rights under Paragraph 16.

23.                               Effective Date of Plan.  The Plan (as amended and restated) shall become effective on May 19, 2015, the date of its adoption by the Company’s shareholders.

Community Bank Shares of Indiana 101 W. Spring Street New Albany, IN 47150 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1 234567 234567 234567 234567 234567 234567 234567 VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. NAME THE COMPANY NAME INC. - COMMON CONTROL # . SHARES 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS A 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS B 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS C 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS D 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS E 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS F 123,456,789,012.12345 THE COMPANY NAME INC. - 401 K 123,456,789,012.12345 x TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: PAG E 1 OF 2 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY The Board of Directors recommends you vote FOR the following: For Withhold For All All All Except To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 1a. Election of Director Nominee for a term expiring May 2017 0 0 0 01 Phillip J. Keller 1b. Election of Director Nominees for terms expiring May 2018 02 James E. Geisler 03 Gerald T. Koetter 04 Steven R. Stemler The Board of Directors recommends you vote FOR proposals 1, 2, 3 and 4. For Against Abstain 1 Approval of the amendment to the Company’s Amended and Restated Articles of Incorporation to change the name of the Company from ‘Community Bank Shares of Indiana, Inc.’ to ‘Your Community Bankshares, Inc.’ 2 Ratification of the appointment of Crowe Horwath LLP as independent registered public accounting firm for the fiscal year ending December 31, 2015. 3 Approval(on a non-binding advisory basis)of the Company’s overall executive compensation programs and procedures, as described in the Compensation Discussion and Analysis and the Executive Compensation sections of the proxy statement. 4 Approval of the Company’s 2015 Stock Award Plan. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. 0 0 0 0 0 0 0 0 0 0 0 0 Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. JOB # Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1 SHARES CUSIP # SEQUENCE # Signature [PLEASE SIGN WITHIN BOX] Dat eSignature (Joint Owners) Date 02 0000000000 0000234937_1 R1.0.0.51160

0000234937_2 R1.0.0.51160 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Form 10-K, Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com . COMMUNITY BANK SHARES OF INDIANA, INC. Annual Meeting of Shareholders May 19, 2015 This proxy is solicited by the Board of Directors The undersigned hereby appoints Gary L. Libs and James D. Rickard, or either of them, as proxies, with full power to act alone, each with the power to appoint his substitute, to vote the shares of the undersigned in Community Bank Shares of Indiana, Inc. ("Community") at the Annual Meeting of Shareholders to be held on May 19, 2015, at 9:00 a.m. local time, at Community Bank Shares of Indiana's main office, 101 West Spring Street, New Albany, Indiana, 4th Floor Meeting Room, and any and all adjournments and postponements thereof. If you wish to vote on all matters as the Board of Directors recommends, please sign, date and return this card. If you wish to vote on items individually, please also mark the appropriate boxes below. The undersigned acknowledges receipt from Community, prior to the execution of this proxy, of Notice of the Annual Meeting of Shareholders. Continued and to be signed on reverse side